UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12

CLEARFIELD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Clearfield, Inc.

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(763) 476-6866
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held February 23, 2023
____________________

TO THE SHAREHOLDERS OF CLEARFIELD, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Clearfield, Inc., a Minnesota corporation, will be held on Thursday, February 23, 2023, at 2:00 p.m. Central Standard Time for the following purposes:

1.	Elect eight (8) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified.

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

3.	To cast an advisory vote on the frequency of future advisory votes to approve our named executive officer compensation.

4.	To approve the Clearfield, Inc. 2022 Stock Compensation Plan.

5.	Ratify and confirm the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for Clearfield, Inc. for the fiscal year ended September 30, 2023.

THE 2023 ANNUAL MEETING OF SHAREHOLDERS WILL BE A VIRTUAL MEETING OF SHAREHOLDERS.

You may attend the online meeting and vote your shares electronically during the meeting via the internet by visiting: www.virtualshareholdermeeting.com/CLFD2023. You will need the 16-digit control number that is printed in the box marked by the arrow on the proxy materials you received. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

Only holders of record of Clearfield, Inc.’s common stock at the close of business on December 28, 2022 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors Ronald G. Roth Chair of the Board of Directors

January 6, 2023

WHETHER OR NOT YOU EXPECT TO ATTEND THE ONLINE MEETING, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, FEBRUARY 23, 2023

We are making our proxy materials available electronically via the Internet. You may access the following proxy materials at www.proxyvote.com:

— Notice of 2023 Annual Meeting of Shareholders to be held on Thursday, February 23, 2023;

— Proxy Statement for 2023 Annual Meeting of Shareholders; and

— Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

On or about January 10, 2023, we mailed to some of our shareholders a notice of internet availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The notice of internet availability includes instructions to vote via the Internet, as well as how to request paper or e-mail copies of our proxy materials. Other shareholders received an e-mail notification that provided instructions on how to access our proxy materials and vote via the Internet or were mailed paper copies of our proxy materials and a proxy card that provides instructions for voting via the Internet, by telephone or by mail.

If you received the notice of internet availability and would prefer to receive printed proxy materials, please follow the instructions included in the notice of internet availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mails with instructions to access these materials via the Internet unless you elect otherwise.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

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table of contents

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Clearfield, Inc.

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(763) 476-6866
____________________

PROXY STATEMENT

____________________

Solicitation of Proxies

This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of Clearfield, Inc. (“we” or “Clearfield”) for use at the Annual Meeting of Shareholders to be held on Thursday, February 23, 2023, at 2:00 p.m. Central Standard Time and at any postponements or adjournments thereof (the “Annual Meeting”). The mailing of this proxy statement to our shareholders commenced on or about January 10, 2023.

About the Virtual Annual Meeting

Due to the public health impact of the COVID-19 pandemic and to prioritize the health and safety of meeting participants, as well as to allow greater engagement with our shareholders wherever they may be located, the Annual Meeting will again be a virtual meeting of the shareholders.

Shareholders at the close of business on the record date, December 28, 2022, are entitled to attend the Annual Meeting by going to www.virtualshareholdermeeting.com/CLFD2023. To be admitted to the Annual Meeting, shareholders must enter the 16-digit control number found on the proxy materials you received, voting instruction form, notice of internet availability of proxy materials, or email previously received. Shareholders may vote during the Annual Meeting by following the instructions available on the meeting website during the Annual Meeting.

Following the formal portion of the Annual Meeting, we expect that our management will give a presentation and then answer questions from our shareholders. Shareholders participating in the Annual Meeting live via webcast may submit questions in writing through the virtual meeting platform at www.virtualshareholdermeeting.com/CLFD2023 during the Annual Meeting by typing your question into the “Ask a Question” field and clicking “Submit.”

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks, brokers and other nominees to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks, brokers or nominees for their reasonable out-of-pocket expenses.

Record Date and Outstanding Shares

The number of shares of common stock, $0.01 par value outstanding and entitled to vote at the Annual Meeting as of December 28, 2022 was 15,212,843. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on December 28, 2022 will be entitled to vote at the Annual Meeting.

Differences Between Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company (doing business as EQ Shareowner Services), you are the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of those shares, and your shares are held in street name.

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present before action may be taken at the Annual Meeting. A shareholder is counted as present at the Annual Meeting if the shareholder attends the online Annual Meeting or the shareholder has properly submitted a proxy by internet, telephone or signing and returning the enclosed proxy or other voting instruction form.

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Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing eight directors, the eight nominees receiving the highest number of votes will be elected. However, in an uncontested election (such as at the Annual Meeting, where the number of nominees does not exceed the number of directors to be elected), any nominee for director who receives more votes against his or her election than votes for his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. You may either vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board of Directors.

The affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval of Proposal 2: Advisory Vote on Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2.

You may vote “1 YEAR,” “2 YEAR,” “3 YEAR” or “ABSTAIN” on Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation. The option of every year, every two years or every three years that receives a plurality of the votes cast at the Annual Meeting by shareholders voting on Proposal 3 will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.

The affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval of Proposal 4: Approval of 2022 Stock Compensation Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 4.

The affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval of Proposal 5: Ratification of Appointment of Independent Auditors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 5.

Abstentions and broker non-votes will be counted towards a quorum. If you vote “ABSTAIN” on Proposal 2, Proposal 3 or Proposal 4, it has the same effect as a vote against that proposal. If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the Annual Meeting for determining whether a quorum exists, but are not considered entitled to vote on the proposal in question.

We understand that Proposal 5 is considered a “routine” proposal under New York Stock Exchange rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on Proposal 5, even if the broker or other nominee does not receive voting instructions from you. As a result, we do not anticipate any broker non-votes with respect to Proposal 5. With respect to Proposals 1, 2, 3 and 4, your broker or nominee may not vote your shares without receiving voting instructions from you.

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons acting as proxies will vote in accordance with their best judgment on such other matters.

How to Vote Your Shares

Whether or not you plan to attend the Annual Meeting, you may vote your shares in advance of the Annual Meeting.

If you are a shareholder of record, you may give a proxy to be voted at the Annual Meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

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If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions in the voting instruction card provided to you by your broker, bank, trustee or nominee.

If you receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card, it means you hold shares of Clearfield common stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

Shares of common stock represented by valid, unrevoked proxies will be voted at the Annual Meeting and, when the shareholder has given instructions, will be voted in accordance with those instructions. If no instructions on how to vote are given in a signed proxy, the shares will be voted in accordance with the recommendation of the Board of Directors, which is FOR Proposals.

You also may vote your shares electronically during the Annual Meeting. You will need the 16-digit control number included on your proxy card or on the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the Annual Meeting by visiting www.virtualshareholdermeeting.com/CLFD2023 and entering your 16-digit control number. You may begin to log into the meeting platform beginning at 1:30 p.m. CST on February 23, 2023. The Annual Meeting will begin promptly at 2:00 p.m. CST on February 23, 2023.

Revoking a Proxy

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•	delivering to the Secretary of Clearfield a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a properly signed proxy card or other voting instruction form with a later date;

•	submitting a new vote by telephone or through the internet prior to the close of the voting facilities; or

•	attending the Annual Meeting and voting at the online Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy or vote at the Annual Meeting.

Any written notice of revocation should be delivered to the attention of Daniel R. Herzog, Secretary of Clearfield, Inc. at our address: 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428. Our telephone number is (763) 476-6866.

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OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of December 28, 2022 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each individual set forth below is 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	1,838,244	12.1%
Ronald G. Roth (3)(4)	1,428,443	9.4%
Cheryl Beranek (3)(5)	454,551	3.0%
Patrick Goepel (3)	40,394	*
Roger Harding (3)	15,508	*
Charles N. Hayssen (3)	133,847	*
Donald R. Hayward (3)	8,984	*
Walter L. Jones, Jr. (3)	906	*
Carol Wirsbinski (3)	553	*
John P. Hill (5)	190,002	1.2%
Daniel R. Herzog (5)	56,709	*
All current executive officers and directors as a group (10 persons)	2,329,897	15.3%

*       Less than one percent

(1)	Includes the following number of shares that could be purchased within 60 days of December 28, 2022 upon the exercise of stock options: Ms. Beranek, 22,783 shares; Mr. Hill, 22,783 shares; Mr. Herzog, 17,009 shares; and all current directors and executive officers as a group, 62,575 shares.

(2)	Based upon a Schedule 13G filed by BlackRock, Inc. on September 8, 2022 in which the shareholder reports sole voting power over 1,826,580 shares of our common stock and sole dispositive power over 1,838,244 shares of our common stock as of August 31, 2022.

(3)	Currently serves as our director and nominated for election as a director at the Annual Meeting.

(4)	Includes 176,760 shares owned by Mr. Roth’s spouse.

(5)	Named Executive Officer.

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PROPOSAL 1:
ELECTION OF DIRECTORS

Eight directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named. Pursuant to our bylaws, the authorized number of directors is set at eight and the Board of Directors has nominated for election the eight persons named below. All eight nominees are currently serving as directors of Clearfield.

The persons acting as proxies intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he or she has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers except that Ms. Beranek and Mr. Hill are related through the marriage of their daughter and son, respectively.

Information Regarding Nominees

Set forth below is biographical and other information with respect to each nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Clearfield at this time.

Cheryl Beranek, age 60, has served as our director since 2007. Ms. Beranek has also served as our President and Chief Executive Officer since June 2007. From July 2003 to June 2007, Ms. Beranek served as President of our former subsidiary, APA Cables and Networks. Prior to joining Clearfield, Ms. Beranek was President of Americable from 2002 until July 2003, when we acquired Americable. She also served as the Chief Operating Officer of Americable in 2001 and 2002. Ms. Beranek holds a Bachelor of Science degree from Southwest Minnesota State University and a Master’s of Science degree from North Dakota State University. From May 2020 until its sale in November 2022, Ms. Beranek served as a director of CyberOptics Corporation (Nasdaq: CYBE), a leading global developer and manufacturer of high-precision 3D sensing technology solutions.

Ms. Beranek is qualified to serve on the Clearfield Board of Directors because she brings to the Board a keen understanding of our business and industry developed through her tenure as our President and Chief Executive Officer and in her previous position as the President of our former subsidiary. Additionally, Ms. Beranek’s role as our President and Chief Executive Officer allows her to provide the Board with her unique insight as a member of management on our business and our operations.

Ronald G. Roth, age 77, has served as our director since 2002. Mr. Roth is currently retired. Mr. Roth was Chairman of the Board and Chief Executive Officer of Waste Systems Corp., a privately held waste hauling and disposal company, for 25 years prior to its sale to a national solid waste management company in 1995. From 1995 to 2001, he was Chairman of the Board of Access Cash International L.L.C., a North American provider of ATMs and related processing and financial services until its sale. Since 1990 he has been an owner of, and has served in various capacities, including Chairman of the Board and an officer, with Phillips Recycling Systems. Mr. Roth holds a Bachelor of Arts degree in marketing from Michigan State University.

Mr. Roth is qualified to serve on the Clearfield Board of Directors because he brings to the Board a strong background in executive management through his service for more than 25 years as the Chief Executive Officer or executive officer of several companies.

Patrick Goepel, age 61, has served as our director since September 2015. Since January 2010, Mr. Goepel has served as the Chief Executive Officer of Asure Software, Inc. (Nasdaq: ASUR), a provider of workplace management software. He has served as a director of Asure Software since August 2009 and was elected Chairman of its Board of Directors in August 2020. Mr. Goepel had served as Asure Software’s Interim Chief Executive Officer from September 2009 to January 2010. Prior to joining Asure Software, he was the President and Chief Executive Officer of Fidelity Investment’s Human Resource Services Division from 2006 to 2008 and President and Chief Executive Officer of Advantec from 2005 to 2006. Mr. Goepel currently serves on the board of directors of private companies APPD Investments and and SafeGuard World International.

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Mr. Goepel’s public company executive management and board experience, as well as his background in successful execution of global expansion, operational and M&A initiatives, qualify him to serve as a director of Clearfield. In addition, Mr. Goepel qualifies as an audit committee financial expert.

Roger Harding, age 67, has served as our director since July 2016. From 1972 to 2008, Mr. Harding served in multiple leadership roles with Alcatel-Lucent, including as the Vice President & General Manager, Global Switching from 2001 until his retirement in 2008. Mr. Harding received a Bachelor of Arts degree in business administration and management from the University of Central Oklahoma.

Mr. Harding has a strong background in operations and the execution of operational strategies, as well as a deep understanding of the telecommunications and networking markets. These attributes qualify him to serve as a director of Clearfield. In addition, Mr. Harding qualifies as an audit committee financial expert.

Charles N. Hayssen, age 71, has served as our director since 2008. From January 2009 until his retirement in August 2021, Mr. Hayssen served as President of Safeway Driving School, a privately-held provider of driver’s education services. From August 2007 to September 2008, Mr. Hayssen was a private investor. From August 2004 until August 2007, Mr. Hayssen was Chief Operating Officer of AllOver Media, Inc., a privately-held out-of-home media company. From September 2002 to April 2004, Mr. Hayssen was the Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm. Mr. Hayssen holds a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration degree from the University of Chicago Booth School of Business.

Mr. Hayssen brings strong executive management and financial management experience to the Board, as well as experience earlier in his career as a director of a publicly traded company, all of which qualify him to serve as a director of Clearfield. In addition, Mr. Hayssen qualifies as an audit committee financial expert.

Donald R. Hayward, age 65, has served as our director since 2007. From 2006 to his retirement in 2017, Mr. Hayward served as the President of Engel Diversified Industries, a privately held manufacturing company (“EDI”). Beginning in 2017, and until retiring in 2020, Mr. Hayward led Schaffer Manufacturing, a privately held metal fabrication manufacturing company, becoming President in 2018. From 1997 until joining EDI, Mr. Hayward was Director of Corporate Services at Minnesota Technology, Inc. a publicly funded, private non-profit in support of Minnesota’s technology community. Mr. Hayward holds a Bachelor of Science degree in business administration and economics from the University of Wisconsin.

Mr. Hayward’s executive leadership experience, his familiarity with the business and operations of a manufacturing company developed through his service at Schaffer Manufacturing and Engel Diversified Industries, and his background in technology qualify him to serve as a director of Clearfield.

Walter Jones, Jr., age 57, was elected as a director on December 3, 2021. Since December 2015, Mr. Jones has served as a board advisor and operations consultant. Mr. Jones served as an operations and technology executive at Verizon from 1989 to 2015. Most recently, Mr. Jones was the Vice President of Network Transformation from January 2015 to December 2015, Region President of the Consumer Mass Business from July 2013 to January 2015, and Area Vice President of Network from 2008 to July 2013. Mr. Jones holds a Bachelor of Science degree in engineering from Virginia Tech and a Masters of Business Administration degree from the College of William and Mary.

Mr. Jones’s deep background in telecommunications operations and technology, along with his strong understanding of a Tier 1 telecommunications company, qualify him to serve as a director of Clearfield.

Carol Wirsbinski, age 59, was elected as a director on December 3, 2021. Ms. Wirsbinski served as the Chief Operating Officer and a Vice President of Enventis Corporation (Nasdaq: ENVE), formerly known as Hickory Tech Corporation, an integrated communication service provider serving a five state Midwest area, from 2011 until Enventis was acquired in 2014 by Consolidated Communications Holdings, Inc. (Nasdaq: CNSL), a national internet and telecommunications service provider. Following the acquisition, Ms. Wirsbinski served as the Chief Sales Officer of Consolidated Communications Holdings until her retirement in December 2017. Since 2019, Ms. Wirsbinski has served as a Board Member for Somos Inc., a private company providing number information services (NIS) to the telecommunications industry. Ms. Wirsbinski holds a Bachelor of Business Administration in marketing from the University of Wisconsin-Eau Claire.

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Ms. Wirsbinski’s substantial experience in executive management, particularly her experience leading transformational growth, and her depth of understanding of the telecommunications industry, particularly the community broadband market, qualify her to serve as a director of Clearfield.

Vote Required for Proposal 1

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing eight directors, the eight nominees receiving the highest number of votes will be elected.

However, in an uncontested election (where, as at the Annual Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for director who receives more votes against his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. Votes against a nominee’s election do not include broker non-votes. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation as described above will not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer. Proxies will be voted in favor of each nominee unless otherwise indicated. In addition, if each member of the Nominating and Corporate Governance Committee receives a majority against vote at the same election, then the independent directors who did not receive a majority against vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee Identified in Proposal 1
_________________________________

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PROPOSAL 2:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every year. Accordingly, pursuant to the requirements of Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission, we are asking our shareholders to cast an advisory vote on named executive officer compensation at the Annual Meeting.

Clearfield is a performance-driven, financially focused company with a long track record of strong performance. As described in detail in the Executive Compensation section of this proxy statement, our named executive officers have the opportunity to earn significant portions of their compensation based on the achievement of specific annual goals intended to drive financial performance of our business and the realization of increased shareholder value.

In addition to our consistent focus on pay-for-performance, we have undertaken a multi-year shareholder engagement effort. We received compensation-related and governance-related feedback and took numerous actions in response to that feedback in 2021 and 2022. The say-on-pay proposal presented at our 2022 Annual Meeting of Shareholders received 90% approval by our shareholders, an increase of over 27.8% from the 2021 Annual Meeting of Shareholders. We attribute the significant increase in shareholder support for the say-on-pay proposal to our engagement efforts and our responsiveness to shareholder feedback. We describe the compensation-related feedback we received, and the actions we have taken in response to that feedback, below under “Corporate Governance Highlights – Shareholder Engagement.”

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Clearfield, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including in the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).

While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information to us that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of fiscal year 2023 and beyond.

Vote Required for Proposal 2

Advisory approval of this Proposal 2 requires the affirmative vote of the holders of the majority of the shares present and entitled to vote on this Proposal 2.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 2: Advisory Vote on Executive Compensation

_______________________

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PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION

In addition to the opportunity to cast an advisory vote on executive compensation (“say-on-pay vote”) through a vote on Proposal 2, shareholders have the opportunity this year through Proposal 3 to cast an advisory vote on how frequently Clearfield will hold “say-on-pay” votes in the future. This vote regarding the frequency of  “say-on-pay” votes must be held at least every six years under federal securities law. For Proposal 3, shareholders may vote to have an advisory vote on future say-on-pay proposal every year, every two years, or every three years.

Our shareholders voted on a similar proposal at the 2017 Annual Meeting of Shareholders and more than a majority of the shares voting selected a say-on-pay proposal every year.

We continue to believe that the say-on-pay vote should be conducted every year, so that our shareholders may provide us with more frequent feedback on our compensation disclosures and the compensation of our named executive officers. We believe this will give the Board and the Compensation Committee the opportunity to annually evaluate compensation decisions in light of ongoing shareholder feedback. An annual vote also is consistent with market practice and the articulated preference of our shareholders.

While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, the Board of Directors and Compensation Committee will take into account the outcome of the vote when making future decisions about our executive compensation policies and procedures. As discussed under “Corporate Governance Highlights – Shareholder Engagement”, our shareholders also have the opportunity to provide additional feedback on important matters, including executive compensation, at any time.

Vote Required for Proposal 3

You may vote “1 YEAR,” “2 YEAR,” “3 YEAR” or “ABSTAIN” on this Proposal 3. The option of every year, every two years or every three years that receives a plurality of the votes cast at the Annual Meeting by shareholders voting on Proposal 3 will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.

The Board of Directors Recommends
Shareholders Vote For “1 YEAR” On
Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes to
Approve Named Executive Officer Compensation

_______________________

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PROPOSAL 4:
APPROVAL OF 2022 STOCK COMPENSATION PLAN

Reasons for 2022 Plan and Highlights of Plan Features

The Board of Directors adopted the Clearfield, Inc. 2022 Stock Incentive Plan (the “2022 Plan”) on January 6, 2023, subject to approval by our shareholders.

If approved, the 2022 Plan will take effect on the date of shareholder approval and no further awards may be made under the Clearfield, Inc. Amended and Restated 2007 Stock Compensation Plan (the “Prior Plan”) following that effective date. We may make grants under the Prior Plan until the 2022 Plan takes effect. Any grants made under the 2022 Plan prior to the effective date will be effective when made (unless otherwise specified by the Compensation Committee at the time of grant), but will be conditioned on, and subject to, approval of the 2022 Plan by our shareholders.

The Board of Directors believes the 2022 Plan will advance the long-term success of our company by encouraging stock ownership among key employees and members of our Board of Directors who are not employees. In addition, the Board believes that a fundamental objective of a long-term incentive compensation program is the alignment of management and shareholders’ interests.

The 2022 Plan was designed to reflect corporate governance best practices and responsiveness to feedback from our shareholders, investors and proxy advisory firms. Key provisions of the 2022 Plan include:

•	Discounted Stock Option and Stock Appreciation Rights Prohibited. The 2022 Plan prohibits stock appreciation rights or stock option awards with an exercise price less than the fair market value of our common stock on the date of grant.

•	Re-pricing Without Shareholder Approval Prohibited. Without shareholder approval, the 2022 Plan prohibits any action that is considered “repricing,” including substituting new stock options for previously granted stock options.

•	Double Trigger Accelerated Vesting Upon Change In Control. In connection with a change in control where the 2022 Plan is assumed by a successor corporation, awards under the 2022 Plan will become fully exercisable and vested only in the event of a qualifying termination of employment.

•	Liberal “Change In Control” Definition Eliminated. Unlike the Prior Plan, the change in control definition in the 2022 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the 2022 Plan to be triggered.

•	Non-Employee Director Awards Limited. Under the 2022 Plan, the Compensation Committee may not grant to any non-employee director an award with a value in excess of $500,000 (calculated as of the date of grant in accordance with applicable financial accounting rules) in any one calendar year.

•	Awards Subject to Clawback. In the event of certain types of misconduct or other events, the 2022 Plan subjects all awards to potential forfeiture or recoupment. Additionally, all awards granted under the 2022 Plan are subject to forfeiture or recoupment under our Compensation Recoupment Policy.

•	Limited Recycling for 2022 Plan Reserve. Shares subject to awards under the Prior Plan that are cancelled, forfeited, or terminated will be available for re-grant under the 2022 Plan. However, shares tendered to Clearfield for taxes or to pay the exercise price will not provide us with additional shares for the 2022 Plan. Likewise, stock settled stock appreciation rights will count as full shares against the 2022 Plan share reserve limit rather than the net gain realized upon exercise.

•	Dividends Not Permitted on Unvested Awards. Dividends and dividend equivalents on awards will accrue and only be paid to the extent that the award becomes vested.

•	Independent Plan Administrator. The 2022 Plan will be administered by the Compensation Committee, comprised exclusively of independent non-employee directors.

•	Shareholder Approval Required for Additional Shares. The 2022 Plan does not contain any “evergreen” provisions. The 2022 Plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation program.

•	Fixed Plan Term. The 2022 Plan will expire upon the earlier of the date that all shares reserved for issuance have been awarded or the 10th anniversary of the effective date of the 2022 Plan.

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Summary of the 2022 Plan

In addition to the features of the 2022 Plan described above, additional provisions of the 2022 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 2022 Plan, which attached to this proxy statement as Appendix A.

Purpose and the 2022 Plan

The purpose of the 2022 Plan is to enable Clearfield and our subsidiaries and affiliates to attract, retain, and reward employees, directors and service providers and to strengthen the mutuality of interests between them and our shareholders, by offering stock options and/or other equity-based incentives.

Administration of 2022 Plan

The 2022 Plan will be administered by the Compensation Committee, comprised exclusively of independent non-employee directors in accordance with Nasdaq listing requirements and Rule 16b-3 under the Exchange Act. The Compensation Committee will have full authority to administer the 2022 Plan, including, without limitation, the authority to select the participants who will receive awards, to establish the specific terms that will govern awards as will be set forth in individual award agreements, to interpret and administer the 2022 Plan and awards and to make any other determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the 2022 Plan subject to certain limitations set forth in the 2022 Plan.

Eligibility for Awards

Any person who is selected by the Compensation Committee to receive an award under the 2022 Plan and who is an employee (including an officer), a member of the Board, or an independent contractor, consultant or other service provider of Clearfield or of any subsidiary or affiliate is eligible to receive an award under the 2022 Plan.

In any one calendar year, the Compensation Committee may not grant to any non-employee director an award with a value in excess of $500,000 (calculated as of the date of grant in accordance with applicable financial accounting rules).

As of December 31, 2022, we have seven non-employee Board members, three executive officers and approximately 425 other employees eligible to receive awards.

Shares Reserved for Plan Awards

The total number of shares of stock reserved and available for distribution under the 2022 Plan will be 600,000 shares, plus the number of shares remaining for grant and delivery under the Prior Plan as of the effective date of shareholder approval of the 2022 Plan, plus any shares subject to outstanding awards under the Prior Plan as of the effective date that are forfeited, cancelled or settled for cash. As of September 30, 2022, there were 580,056 shares available for grant under the Prior Plan.

Shares not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right, shares used to pay the exercise price or withholding taxes related to an outstanding stock option or stock appreciation right, or the withholding taxes related to any other outstanding award, and shares of stock repurchased on the open market with the proceeds of the exercise price of a stock option will not be added back to the shares available for future issuance under the 2022 Plan.

Types of Awards and Limits on Award Terms

Subject to the limits of the 2022 Plan, the Compensation Committee has the discretionary authority to determine the number of shares of Stock to be covered by each award, the type of award, and to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, of any award granted under the 2022 Plan. The types of awards that may be made under the 2022 Plan are as follows:

•	Incentive stock options and non-qualified stock options – the right to purchase shares where value is based on the appreciation in the underlying shares in excess of an exercise price, which right may be exercised by the holder during the term of the option, unless earlier terminated upon certain events, such as termination of employment. The exercise price may be paid in cash, in previously owned shares or by other means permitted by the Compensation Committee, such as a net exercise or cashless exercise.

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The exercise price of stock options granted under the 2022 Plan may not be less than the fair market value of our common stock on the date of grant. With respect to each grant of options that are intended to qualify as incentive stock options under Code Section 422 to a participant who is a 10% or greater shareholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant.

No option may have a term longer than ten years except that incentive stock options granted to a 10% or greater shareholder may not have a term longer than five years.

Without shareholder approval, the 2022 Plan prohibits any action that is considered “repricing,” including substituting new stock options for previously granted stock options.

•	Stock appreciation rights – a contractual right to the increase in the value of the underlying shares subject to the award that does not require payment by the recipient to exercise the right, but which pays the appreciation in stock value when elected by the holder in the form of whole shares or cash, or a combination of both.

•	Restricted stock – awards of stock that do not require purchase by the recipient, but which are subject to significant restrictions on transfer until certain restrictions lapse, either based on time or upon achievement of performance related criteria.

•	Restricted stock units – a contractual right to receive stock either based on time or upon achievement of performance related criteria. Restricted stock units do not require purchase by the recipient, but are subject to significant restrictions on transfer until certain restrictions lapse. Restricted stock units may vest earlier than the date the shares are actually delivered in settlement of the restricted stock units, which may result in a deferral of income. Restricted stock units are not outstanding until paid in stock and therefore do not have voting or dividend rights.

•	Performance shares and performance units – awards of restricted or unrestricted stock that are issued to the recipient only upon satisfaction of performance based criteria determined by the Compensation Committee.

•	Other awards – any award valued in whole or in part by reference to, or is otherwise based on, Clearfield’s stock, such as deferred stock or bonus stock.

Adjustments to Awards for Stock Splits and Similar Changes

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or other change in corporate structure affecting our stock, the Board of Directors will make substitutions or adjustments in the aggregate number of shares reserved for issuance under the 2022 Plan, in the number and exercise price of shares subject to outstanding Stock Options granted under the 2022 Plan, and in the number of shares subject to other outstanding awards granted under the 2022 Plan.

Repricing Prohibited

The 2022 Plan provides that the Compensation Committee may not substitute new stock options for previously granted stock options (on a one-for-one or other basis), including previously granted stock options having higher exercise prices or take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the shares of stock are listed or quoted, without the requisite prior affirmative approval of our shareholders.

Effect of a Change in Control on Awards

Any award granted under the 2022 Plan will become fully exercisable and vested in the event of a termination of employment in connection with a “Change in Control.” A termination of employment in connection with a Change in Control is a termination of employment (without Cause by Clearfield or for Good Reason by the participant) within 24 months following a Change in Control where the 2022 Plan is assumed by the successor corporation or Clearfield is the surviving entity and the 2022 Plan continues. In the event of a Change in Control where the 2022 Plan is not assumed by the successor corporation, any award granted under the 2022 Plan will become fully exercisable and vested as of the time of the Change in Control.

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Transferability of Awards

Unless otherwise provided in the related award agreement, stock options, restricted stock, restricted stock units, performance stock, and performance units, as well as other awards under the 2022 Plan, may not be assigned, transferred, pledged, or hypothecated, other than by will or the laws of descent and distribution.

Forfeiture and Recoupment

The Compensation Committee may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award, including any payment or stock received upon exercise or in satisfaction of the award under the 2022 Plan will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time. Such events include, but are not limited to, failure to accept the terms of the award agreement, termination of service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about Clearfield, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreement that may apply to the participant, or other conduct by the participant that the Compensation Committee determines is detrimental to the business or reputation of Clearfield or any subsidiary, parent or affiliate, including facts and circumstances discovered after termination of service.

Additionally, the 2022 Plan requires recoupment of awards from executive officers in the event of certain restatements of financial information, with the operation of these mandatory recoupment provisions designed to be in accordance with Section 302 of Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The rights of recoupment under the 2022 Plan are in addition to our rights to require forfeiture of, and recover compensation paid or payable to executives, including awards under the 2022 Plan, under our Compensation Recoupment Policy.

Amendments to the 2022 Plan

The Compensation Committee may amend, alter, discontinue, or terminate the 2022 Plan, but no amendment, alteration, or discontinuation may be made that would impair the vested rights of a participant under any award theretofore granted without the participant’s consent. In addition, the following amendments require the approval of our shareholders:

•	increase the number of shares reserved under the 2022 Plan;

•	authorize an increase in the total number of shares reserved for issuance upon exercise of incentive stock options;

•	decrease the exercise price of any stock option to less than 100% of the fair market value on the date of grant;

•	change the class of participants eligible to participate in the 2022 Plan;

•	extend the maximum exercise period of an incentive stock option; or

•	extend the term of the 2022 Plan.

Effective Date and Term

The 2022 Plan will be effective on the date of the Annual Meeting if approved. The 2022 Plan will terminate on the earlier of the date that all shares reserved for issuance have been awarded or the 10th anniversary of the effective date of the 2022 Plan.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. Federal income tax rules that are generally relevant to 2022 Plan awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

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Upon the exercise of a stock appreciation right, an award recipient will be subject to ordinary income tax, and wage and employment tax withholding equal to the excess of the fair market value of our common stock on the exercise date over the fair market value of our common stock on the date of grant. We will generally be entitled to a corresponding tax deduction equal to the amount of ordinary income that the recipient recognizes. Upon the sale of common stock acquired upon exercise of a stock appreciation right, the recipient will recognize long- or short-term capital gain or loss, depending on whether the recipient held the stock for more than one year from the date of exercise. Upon the exercise of a non-qualified option, the excess of the fair market value of the shares acquired on the exercise of the option over the exercise price paid (the “spread”) will constitute compensation taxable to the recipient as ordinary income. We will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the recipient. With respect to incentive stock options (“ISOs”), a recipient will not recognize taxable income upon the exercise of such option. If the recipient holds the shares for at least one year, the recipient will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. We will not receive a tax deduction with respect to the exercise of an ISO if the one year ISO holding period is satisfied. Award recipients do not recognize any taxable income and we are not entitled to a tax deduction upon the grant of a stock appreciation right, a non-qualified option or an ISO.

The recipient of a performance share, performance unit, restricted stock, restricted stock unit, or other stock-based or performance-based award will not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance-based vesting targets, continued service requirements or other conditions that must be satisfied before payment or delivery of shares can occur. The recipient will generally recognize ordinary income and be subject to wage and employment tax withholding when the substantial risk of forfeiture expires or is removed unless the cash to be paid or shares to be delivered are deferred until a date subsequent to the vesting date, in accordance with Section 409A of the Internal Revenue Code. We will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes.

2022 Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2022 Plan because it is not yet effective. It is not possible to determine the benefits that will be received by eligible participants in the 2022 Plan, other than non-employee directors elected or re-elected at the Annual Meeting as described below. Please see the above description regarding the 2022 Plan’s limitations on the size of awards that may be granted to individual participants.

On December 22, 2022, the Board of Directors approved, based on the recommendation of the Compensation Committee, an award of restricted stock to each non-employee director elected at the Annual Meeting. The restricted stock award will be granted on the first business day after the Annual Meeting and have a value of $60,000 as of the date of grant. The restricted stock award will vest one day prior to the 2024 Annual Meeting of Shareholders. If the 2022 Plan is approved, the restricted stock awards to non-employee directors will be granted under the 2022 Plan. If the 2022 Plan is not approved, the restricted stock awards to non-employee directors will be granted under the Prior Plan. See the section of this proxy statement entitled “Director Compensation.”

Registration with Securities and Exchange Commission

Upon approval of the 2022 Plan by our shareholders, we intend to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended, covering the shares issuable under the 2022 Plan.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote is required to approve Proposal 4: Approval of the 2022 Stock Compensation Plan. Proxies will be voted in favor of this proposal unless otherwise indicated.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 4: Approval of the 2022 Stock Compensation Plan
_______________________

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EQUITY COMPENSATION PLAN INFORMATION

The following table describes shares of our common stock that are available on September 30, 2022, for purchase under outstanding stock-based awards, or reserved for issuance under stock-based awards or other rights that may be granted in the future, under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in first column)
Equity compensation plans approved by security holders
Employee Stock Purchase Plan	-	$-	181,590
2007 Stock Compensation Plan	236,509	31.30	580,056
Total	236,509	$31.30	761,646

There are no equity compensation plans not approved by our shareholders and all outstanding equity awards have been granted pursuant to shareholder-approved plans.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Corporate Governance Practices

As part of Clearfield’s commitment to corporate governance best practices, the Board has adopted the following practices, which are described in more detail in this proxy statement.

☐	Annual election of directors	☐	Shareholder right to call special meetings with a 25% ownership threshold
☐	Directors not elected by a majority of votes cast are subject to Clearfield’s resignation policy	☐	Annual say-on-pay vote
☐	7 of 8 director nominees are independent	☐	No hedging or pledging of stock by Clearfield directors and executive officers
☐	All independent Board committees	☐	Robust clawback policy
☐	Recent board recruitment efforts	☐	Annual review of charters and governance guidelines, with recent enhancements regarding ESG oversight and board diversity
☐	50% of director nominees are women or identify as diverse

Shareholder Engagement

We are committed to a robust and proactive shareholder engagement program. The Board of Directors values the perspectives of our shareholders, and feedback from shareholders on our business, corporate governance, executive compensation, and our ESG program are important considerations for Board and committee discussions throughout the year.

In calendar year 2021, the Compensation Committee and Nominating and Corporate Governance Committee began a substantial, multi-year shareholder engagement effort that continued into 2022 and will continue into 2023 as we intend to maintain ongoing discussions with a large number of investors each year. In calendar year 2022, we reached out to the twenty five largest institutional shareholders, who according to public reporting, control approximately 38% of our total outstanding shares. While some of our top shareholders declined engagement this year, our group was able to get feedback from shareholders representing over 50% of the votes cast against the say-on-pay proposal presented at our 2022 Annual Meeting of Shareholders. Two of the improvements we made from last year’s outreach was our engagement with the two largest proxy advisory firms and a specifically ESG focused discussion with one of our top shareholders. As our engagement effort continues into 2023, we expect to further refine and improve our engagement processes. We also expect to have additional engagement calls prior to the Annual Meeting.

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Primary participants in our discussions with shareholders in 2022 were the chair of the Nominating and Corporate Governance Committee who is also a member of the Compensation Committee, a second independent director and our Chief Financial Officer. Directors are generally available to participate in our engagement meetings upon request from shareholders. After our engagement discussions, the chair of the Nominating and Corporate Governance Committee provided the feedback received from our shareholders to all directors.

The Board, the Compensation Committee, the Nominating and Corporate Governance Committee and our management found these outreach efforts to be very helpful in understanding our investors’ perspectives on various business and governance matters, as well as responses to the actions we took in 2021 based on feedback from our shareholders, investors and proxy advisory firms in 2021. The feedback and actions taken in 2021 included:

What We Heard	What We Did in 2021
Increase Board diversity	We added Walter L. Jones, Jr. and Carol Wirsbinski to the Board in December 2021.
Increase responsiveness to shareholder vote in director elections	We adopted a “plurality plus” vote standard for uncontested director elections, with a director resignation policy, instead of a simple plurality vote standard, in December 2021.
Enhance disclosure about analysis of compensation risks	Included a standalone section in this proxy statement entitled “Consideration of Risk in Compensation” that describes our annual compensation risk analysis.
Add additional compensation risk mitigators	We adopted a robust Compensation Recoupment Policy in September 2021 that applies to not only financial restatements and errors in calculation but also if an executive engages in certain conduct that is detrimental to Clearfield.

Continuing into 2022, we continued to listen and respond. Some of the actions we have taken in response to feedback from our shareholders, investors and proxy advisory firms in 2022 are described below:

What We Heard	What We Did in 2022
Widen outreach efforts to speak with more shareholders to receive their opinions on key issues	We reached out to the top 25 shareholders, up from only the top 10 last year, and included proxy advisors as well.
Increase executive compensation disclosure and transparency, including greater detail on performance targets/goals/maximums	We significantly expanded the transparency of our compensation decisions, practices and policies as described in the “Executive Compensation – Compensation Discussion and Analysis” section, among others, in this proxy statement.
Review Tax Gross Up Plan	In January 2023, consistent with its long-standing practice, the Compensation Committee determined that Clearfield would not approve any additional participants in the Tax Gross Up Plan (currently limited to two executives) and would not amend or modify the Tax Gross Up Plan to expand any benefit to any executive officer participant in the Tax Gross Up Plan.

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Add additional compensation risk mitigators

Effective September 30, 2022, our Board of Directors adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors and adopted an equity granting policy to document the Compensation Committee’s well-established, disciplined process for granting equity awards.

See “ – Compensation Discussion and Analysis – Our Other Compensation Policies” for a summary of the stock ownership guidelines and the equity granting policy.

Eliminate outdated or shareholder “unfriendly” provisions of the 2007 Stock Incentive Plan (the “2007 Plan”), such as the “liberal” change in control definition.

Consistent with our commitment in last year’s proxy statement, the Board of Directors has adopted and proposed that shareholders approve the Clearfield, Inc. 2022 Stock Incentive Plan (the “2022 Plan”), which will replace the 2007 Plan.

The 2022 Plan does not have a liberal definition of a change in control and reflects other feedback from our shareholders, investors and proxy advisory firms. See “Proposal 4: Approval of 2022 Stock Compensation Plan.”

Introduce performance based metrics to the long-term equity incentive program.

In August 2022, the Compensation Committee retained Compensia, a national compensation consulting firm, as its independent compensation consultant to provide advice for fiscal 2023 on matters relating to the compensation of our executive officers and non-employee directors.

As part of its work with the compensation consultant, the Compensation Committee intends to add performance-based equity awards to the Clearfield executive compensation program due to the strong alignment between performance-based equity awards and the Compensation Committee’s philosophy of emphasizing performance-based compensation.

The Compensation Committee and the Board continue to consider additional compensation governance and corporate governance improvements for 2023 and beyond. We welcome the opportunity to engage with Clearfield shareholders and investors on these topics and others in the future.

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CORPORATE GOVERNANCE

Board Independence

The Board of Directors undertook a review of director independence in December 2022 as to all eight directors then serving. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Clearfield, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Board of Directors affirmatively determined that each of the directors, with the exception of Ms. Beranek, is independent according to the “independence” definition of the Nasdaq Listing Rules. Ms. Beranek is not independent under the Nasdaq Listing Rules because she is employed by Clearfield and serves as our executive officer.

Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The composition and function of these committees are set forth below.

Compensation Committee. The Compensation Committee reviews and approves the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers, as well as the Board of Directors’ evaluation of the Chief Executive Officer pursuant to the evaluation process established by the Nominating and Corporate Governance Committee. In connection with its review of compensation of executive officers or any form of incentive or performance-based compensation, the Compensation Committee will also review and discuss risks arising from our compensation policies and practices. The Compensation Committee also administers our 2007 Stock Compensation Plan (the “2007 Plan”) and will administer the 2022 Stock Compensation Plan (the “2022 Plan”) being presented to shareholders for approval in Proposal 4.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com.

Following the 2022 Annual Meeting of Shareholders, the composition of the Compensation Committee was established as: Ronald G. Roth (Chair), Patrick Goepel, Roger Harding, Donald R. Hayward and Carol A. Wirsbinski. During fiscal year 2022, the Compensation Committee met seven times, including in executive session without management present.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of Clearfield, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer, as well as making recommendations to the Board regarding succession plans for the Chief Executive Officer position. The Nominating and Corporate Governance Committee is also responsible for the leadership structure of our Board, including the composition of the Board and its committees, and an annual review of the position of Chair of the Board. As part of its annual review, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as Chair and recommending to the Board of Directors any changes in such position. The Nominating and Corporate Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole. In November 2021, the charter of the Nominating and Corporate Governance Committee was amended to expand its authority and responsibility for ESG issues, risks, and trends, and oversight of our engagement with, and disclosures to, Clearfield shareholders and other interested parties concerning ESG matters. Additionally, with the election of Mr. Jones and Ms. Wirsbinski to the Board in December 2021, the Nominating and Corporate Governance Committee has initiated an enhanced Board orientation and training program that has carried forward into 2022. This program is designed not only to foster an understanding of our business and strategy, but also to ensure full integration of new directors and opportunities for relationship building among directors to set the stage for meaningful contributions by all directors regardless of tenure.

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The charter of the Nominating and Corporate Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Nominating and Corporate Governance Committee meets these requirements. A copy of the current charter of the Nominating and Corporate Governance Committee is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com.

On December 3, 2021, upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved revisions to our Governance Guidelines to reflect the Board’s commitment to diversity and enhanced corporate governance best practices. Our current Governance Guidelines are also available in the “Corporate Governance” section of our website, found through the link to the “For Investors” section.

Following the 2022 Annual Meeting of Shareholders, the composition of the Nominating and Corporate Governance Committee was set as: Donald R. Hayward (Chair), Walter L. Jones, Jr. and Ronald G. Roth. During fiscal year 2022, the Nominating and Corporate Governance Committee met three times.

Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. Following the 2022 Annual Meeting of Shareholders, the composition of the Audit Committee was set as Charles N. Hayssen (Chair), Patrick Goepel, Roger Harding, Walter L. Jones, Jr. and Carol A. Wirsbinski. During fiscal year 2022, the Audit Committee met four times, including in executive session without management present.

The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that Mr. Hayssen, Mr. Goepel and Mr. Harding each meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.

Board Leadership Structure

The Board has a non-executive Chair of the Board and three standing committees that are each led by a chair. The members of each committee are “independent directors” under the Nasdaq Listing Rules and meet the other similar independence requirements applicable to that committee. Our Chief Executive Officer is a director, but she does not serve as chair of the Board and does not serve on any committee.

We believe that the current Board leadership structure is appropriate for Clearfield at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management. In particular, we believe that having our Chief Executive Officer serve as a member of the Board and having a separate individual serve as Chair of the Board allows the independent directors and the Chief Executive Officer to contribute their different perspectives and roles to our strategy development. Our current Board leadership structure is part of the policies reflected in our Governance Guidelines and the Nominating and Corporate Governance Committee is empowered through its charter to consider and make changes to the structure if necessary.

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Board’s Role in Risk Oversight

We face a number of risks, including financial, technological, operational, regulatory, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

Our Board exercises its oversight both through the full Board and through the three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

The Board and the three committees receive information used in fulfilling their oversight responsibilities through our executive officers and advisors, including our outside legal counsel and our independent registered public accounting firm. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, ESG issues, fiscal year budgets, technology, quality, regulatory, and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management engage in discussion on these topics.

Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Our Environmental, Social and Governance Principles

We believe that it is important that environmental, social and governance (“ESG”) issues have Board level oversight. In order to ensure adequate oversight and ultimate accountability by the Board relating to environmental and social issues, the Board amended the charter of the Nominating and Corporate Governance Committee to expand its authority and responsibility for ESG. The Nominating and Corporate Governance Committee will periodically review and assess our significant ESG issues, risks, and trends, and oversee our engagement with and disclosures to shareholders and other interested parties concerning ESG matters. In 2022, as part of the improvements to our shareholder engagement program, we expanded our efforts to receive shareholder feedback on key issues, including ESG, and this resulted in a specifically ESG focused discussion with one of our top shareholders. As our engagement effort continues into 2023, we expect to further refine and improve our engagement processes, particularly in relationship to ESG. Our Board also receives regular reports from our management, presentations on specific topics, and monitors our ESG-related initiatives and their implementation.

At Clearfield, we believe that how we do business is just as important as how well we do. This is reflected in our company values and our focus on outcome-based thinking in which we:

•	Listen

•	Recognize

•	Understand

•	Collaborate

•	Deliver

•	Celebrate

At Clearfield, we LISTEN to our customers, RECOGNIZE our skills and talents, UNDERSTAND our customer’s needs, and COLLABORATE with each other to DELIVER the best solution. And then we CELEBRATE our success.

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We utilize outcome-based thinking to work toward our desired goals, including in key areas of environmental sustainability and social responsibility. In 2023, we intend to continue our efforts to formalize and enhance environmental sustainability and social responsibility programs as well as to increase the transparency and disclosure about these programs.

Below we summarize some of our initiatives and programs in the areas of environmental sustainability and social responsibility.

Environmental Sustainability. We have a number of company-wide programs in place to protect the environment, including a robust recycling program in all of our facilities and processes compliant with European Union’s Directive 2002/95/EC, Restriction of the Use of certain Hazardous Substances in Electrical and Electronic Equipment (RoHS). Clearfield also has numerous certifications, including ISO 9001:2015. These certifications reflect our dedication to a rigorous quality management system that supports the goal of customer satisfaction and organizational efficiency. From Clearfield’s perspective, this necessarily includes efficient use of materials in our manufacturing process to minimize manufacturing waste. We are also committed to reduce our use of electricity and water through efficient technologies.

Social Responsibility. We believe our human capital management strategies are deeply aligned with our company values and allow us to recognize our skills and talents, collaborate with each other, and celebrate our success. These strategies include company-wide programs to reinforce our company values and build our corporate culture, as well as a rigorous training programs for manufacturing and other technical employees to allow them to develop the necessary skillset for their roles and promote career development.

In the face of the unprecedented challenges of COVID-19 that we continued to experience in 2021, we again turned to our values to guide us in developing measures to ensure the safety and health of our workforce and customers. Under U.S. federal and state guidance in response to the COVID-19 pandemic, Clearfield’s operations are classified as part of a CISA critical infrastructure sector and similar categorization in Minnesota.

In response to the onset of the COVID-19 pandemic in the United States, we transitioned our corporate employees at our Brooklyn Park headquarters to remote work arrangements in March 2020 and they currently continue remote work. In accordance with the CDC and WHO guidelines, we implemented and have continued health and safety measures for the production staff that remain onsite at our Brooklyn Park facility. We have maintained our manufacturing capacity in Brooklyn Park with these personnel at near historic levels. Similarly, we have implemented the recommended health and safety measures for the production staff that remains onsite at our Tijuana, Mexico manufacturing facilities. These measures include, among other things, workplace health, hygiene, sanitization, social distancing guidance and alterations to our manufacturing operations in order to accommodate our COVID-19 safety plan.

Throughout the COVID-19 pandemic, we are closely monitoring the operations and staffing levels at our Brooklyn Park facility and our two manufacturing facilities in Tijuana, Mexico. To date, we have not experienced any significant COVID-19 exposure incidents at our manufacturing facilities.

We believe that implementing these measures to protect our employees and their families, which also allowed our production facilities to remain operational, contributed to our overall performance in 2022 and positioned us for future growth.

Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 2.14 of our bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.” The Nominating and Corporate Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors. Our Governance Guidelines provides that the Board should generally have between six and nine directors. The Board of Directors is currently comprised of eight directors. The Nominating and Corporate Governance Committee believes that an eight person Board of Directors is appropriate. At eight directors, the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and is able to engage the directors in Board and committee service, all while maintaining efficient function and communication among members. If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

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Criteria for Nomination to the Board; Diversity Considerations. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for nomination as directors. The Nominating and Corporate Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board of Directors, as the Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his, her or their merits as an individual, taking into account the needs of Clearfield and the Board of Directors. The Nominating and Corporate Governance Committee has determined that it will evaluate each prospective nominee against the following standards and qualifications:

•	Diversity in terms of gender, race, ethnicity, sexual orientation and other characteristics that we believe contribute to high quality decision-making, problem-solving and efficiency among the Board;
•	Knowledge, experience, skills and expertise relevant to our business and the work of the Board of Directors and its committees, as well as diversity of these characteristics among the Board;
•	Background, including demonstrated high personal and professional ethics and integrity;
•	The ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of Clearfield;
•	Commitment, including the willingness to devote adequate time to the work of the Board and its committees;
•	The ability to represent the interests of all shareholders and not a particular interest group;
•	The skills needed by the Board, within the context of the existing composition of the Board, including knowledge of our industry and business or experience in business, finance, law, education, research or government; and
•	The candidate’s qualification as “independent” under Nasdaq or other standards and qualification to serve on Board committees.
•	When evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups.
•	The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate.

In reviewing prospective nominees, the Nominating and Corporate Governance Committee reviews the number of public company boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Our Governance Guidelines provide that non-employee directors should serve on no more than four boards of other publicly-held companies, subject to Board waiver with respect to this guideline on a case-by-case basis.

The Board has adopted a formal policy with respect to diversity through our Governance Guidelines. Under that policy, when evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups.

As part of the nominee selection process for this Annual Meeting, the Nominating and Corporate Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of each director nominee. Based upon that review, the Nominating and Corporate Governance Committee believes that each director contributes to the Board’s diversity in terms of knowledge, experience, skills, expertise, and other demographics that particular director brings to the Board.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate. The Nominating and Corporate Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Clearfield Board Diversity. Recently adopted Nasdaq listing requirements require each listed company to have, or explain why it does not have, two diverse directors on the board, including at least one diverse director who self-identifies as female and one diverse director who self-identifies as an underrepresented minority or LGBTQ+ (subject to the exceptions). Our current Board composition is in compliance with the Nasdaq diversity requirement.

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The table below provides certain highlights of the composition of our board members, each of whom are nominees for election at the Annual Meeting. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of January 6, 2022)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Under our Governance Guidelines, when evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups. The Nominating and Corporate Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Nominating and Corporate Governance Committee members and other directors may interview the prospective nominees in person, by video or by telephone. After completing the evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2023 Annual Meeting. The nominees for the Annual Meeting were selected by the Nominating and Corporate Governance Committee in December 2022. All nominees were elected by shareholders at the 2022 Annual Meeting of Shareholders. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Nominating and Corporate Governance Committee may choose to do so in the future. Under our Governance Guidelines, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups.

Shareholder Proposals for Nominees. The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of Clearfield, Inc. To be considered, the written notice must be timely received and in proper form as described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2024 Annual Meeting.”

Board Attendance at Board, Committee and Annual Shareholder Meetings

During fiscal 2022, the Board of Directors met 13 times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he or she served during fiscal 2022. The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders. All eight of the directors then serving attended the 2022 Annual Meeting of Shareholders.

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Communications with Directors

Shareholders may communicate with the Board of Directors as a group, the chair of any committee of the Board of Directors, or any individual director by sending an e-mail to board@seeclearfield.com or by directing the communication in care of the Secretary of Clearfield, to the address set forth on the front page of this proxy statement. Shareholders making a communication in this manner will receive a confirmation of receipt of the communication if the Secretary is provided with an address for that purpose and the shareholder does not otherwise request that no confirmation be sent.

All communications that are not excluded for the reasons stated below will be forwarded unaltered to the director(s) to which the communication is addressed or to the other appropriate director(s). Communications received from shareholders will be forwarded as part of the materials sent before the next regularly scheduled Board or committee meeting, although the Board has authorized the Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant.

The Board of Directors has authorized the Secretary to exclude a communication on matters that are unrelated to the duties and responsibilities of the Board, such as:

•	Product inquiries, complaints or suggestions
•	New product suggestions
•	Resumes and other forms of job inquiries
•	Surveys
•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any excluded communication will be made available to the Board of Directors upon request of any director.

If shareholders have a communication that is a nomination of a director or is a proposal for shareholder action, the communication must be directed to the Secretary and must conform to the requirements of Clearfield’s bylaws. For more information, please review our bylaws and the sections of this proxy statement entitled “Director Nominations – Shareholder Proposals for Nominees” and “Shareholder Proposals and Shareholder Nominees for 2024 Annual Meeting.”

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer and controller. This code of ethics is included in our Code of Business Conduct and Ethics Policy which is publicly available under the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on our website under the “Corporate Governance” section.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and Baker Tilly US, LLP, our independent registered public accounting firm. The discussions with Baker Tilly US, LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

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Baker Tilly US, LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by the Public Company Accounting Oversight Board. This information was discussed with Baker Tilly US, LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

BY: THE AUDIT COMMITTEE
Charles N. Hayssen (Chair)
Patrick Goepel
Roger Harding
Walter L. Jones, Jr.
Carol A. Wirsbinski

EXECUTIVE OFFICERS

Set forth below is biographical and other information for our current executive officers. Information about Ms. Cheryl Beranek, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

John P. Hill, 57, was appointed as our Chief Operating Officer effective October 30, 2008. Prior to being appointed in this position, Mr. Hill had been our Vice President of Engineering and Product Management since 2007. He also served as our Vice President of Product Management and Development from 2004 to 2007 and was our first Vice President of Sales from 2003 to 2004. Mr. Hill attended Macalester College and the University of Minnesota.

Daniel R. Herzog, 58, has been Chief Financial Officer since August 25, 2011 and served as Interim Chief Financial Officer from February 19, 2011 until his appointment in August 2011. He served as Clearfield’s Vice President of Administration from June 2009, until his appointment as Interim Chief Financial Officer, which also includes the duties of Vice President of Administration. Mr. Herzog previously served as our Comptroller and principal accounting officer from September 2003 through February 2006. Mr. Herzog held positions of Controller and Chief Financial Officer in his 13 years at Americable, which was acquired by Clearfield in 2003. Mr. Herzog received his Bachelors of Arts degree in Accounting in 1986 from Gustavus Adolphus College in St. Peter, Minnesota.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy, programs and practices for our named executive officers. Our named executive officers for fiscal 2022, whose compensation is discussed in this CD&A, are as follows:

•	Cheryl Beranek, our President and Chief Executive Officer

•	Daniel R. Herzog, our Chief Financial Officer

•	John P. Hill, our Chief Operating Officer

This CD&A also is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each named executive officer during fiscal 2022 as reported in the accompanying compensation tables.

Our 2022 Business and Financial Results

Clearfield is a leader in fiber connectivity. We design, manufacture and distribute fiber protection, fiber management and fiber delivery solutions to enable rapid and cost-effective fiber-fed deployment throughout the broadband service provider space primarily across North America.

In November 2021, we announced that as part of our “Now of Age” plan that Clearfield’s strategic focus would be aimed at:

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•	accelerating our operating cadence

•	amplifying bold and disruptive growth

•	augmenting capacity for ongoing growth

Our compensation program for fiscal 2022 was designed to create a strong link between pay and Clearfield’s performance. A significant portion of our executives’ compensation for fiscal 2022 was tied to the achievement of defined performance goals and other key business, strategic and operational achievements that the Compensation Committee believes align management’s efforts with key drivers of long-term shareholder value.

Key Achievements in Fiscal 2022

•	Net sales increased 92% to $271 million for the year ended September 30, 2022 from $141 million for fiscal 2021.

•	Our net sales for fiscal 2022 exceeded the top end of our November 2021 guidance of $162 million to $169 million. Our guidance anticipated fiscal 2022 net sales growth of 15-20% over fiscal 2021 net sales.

•	Gross profit was $113 million, or 41.7% of net sales, for the year ended September 30, 2022. This represented an increase of 84.6% from $61 million, or 43.5% of net sales, in fiscal 2021.

•	Our record net sales for fiscal 2022 were achieved despite the supply chain challenges we confronted, particularly in availability of fiber and fiber components. Throughout fiscal 2021 and continuing into fiscal 2022, our management actively managed our supply chain and took steps to mitigate supply chain risk, such as ensuring sufficient safety stock inventory levels and ensuring each location is able to manufacture across our broad product portfolio.

•	In March 2022, we added a new distribution center in Brooklyn Park, Minnesota.

•	In March 2022, we expanded our Mexico facility operating under a Maquiladora arrangement from approximately 100,000 square feet of manufacturing space to 318,000 square feet. We substantially expanded the workforce at this facility to deliver manufacturing capacity to support customer demand and deliver sales growth.

•	In April 2022, we entered into a new $40 million revolving line of credit in order to provide us with financial flexibility to support our customer demand and our growth opportunities.

•	In July 2022, we acquired Nestor Cables Ltd, a leading developer and manufacturer of fiber optic cable solutions located in Finland, as part of our strategy to vertically integrate the supply of fiber optic cables, to help meet customer demand for our products and to leverage Nestor Cables’ technical expertise.

•	Our stock price experienced substantial appreciation in fiscal 2022. For example, the closing sale price of our common stock on October 1, 2021 was $45.08 and on September 30, 2022 was $104.64.

Consideration of 2022 Annual Meeting Say-On-Pay Vote and Shareholder Feedback

We present an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) every year. The say-on-pay proposal presented at our 2021 Annual Meeting of Shareholders received 62% approval by our shareholders. While the say-on-pay proposal presented at our 2021 Annual Meeting of Shareholders was approved by more than a majority of the shares voting, the Compensation Committee and the Nominating and Corporate Governance Committee undertook a substantial shareholder engagement effort in 2021. We received compensation-related and governance-related feedback and took numerous actions in response to that feedback, as described under “Corporate Governance Highlights – Shareholder Engagement.”

The say-on pay proposal presented at our 2022 Annual Meeting of Shareholders received 90% approval by our shareholders. Our shareholders, both via the say-on-pay vote at the 2022 Annual Meeting and in our engagement sessions, spoke favorably of our overall compensation program and of the changes we previously made as a direct result of prior shareholder feedback. We attribute the significant increase in shareholder support for the say-on-pay proposal to our engagement efforts and our responsiveness to shareholder feedback.

In 2022, we continued our shareholder engagement efforts and continued to seek opportunities to improve our compensation governance in response to shareholder feedback. For example, in 2022, we adopted stock ownership guidelines and an equity granting policy. We also are presenting the 2022 Stock Compensation Plan for approval at this Annual Meeting that will replace the 2007 Plan, which was the subject of significant feedback. Through the 2002 Stock Compensation Plan, we are fulfilling our commitment to shareholders to remove the liberal definition of a “Change in Control” from future equity awards. Additionally, the 2022 Stock Compensation Plan provides for a double trigger accelerated vesting of equity awards (that is, requiring both a Change in Control and termination of employment) directly in response to shareholder feedback on features of the 2007 Plan, which will be terminated upon adoption of the 2022 Stock Compensation Plan.

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In 2022, the Compensation Committee retained an independent compensation consultant to provide advice regarding fiscal 2023 compensation of our executive officers and non-employee directors, including development of a peer group, competitive benchmarking, and development of performance-based equity awards. The Compensation Committee believe these improvements in our compensation processes are strongly aligned with shareholder feedback received in 2021 and 2022.

The Compensation Committee continues to seek shareholder input on our compensation program to ensure that it is well-designed to incentivize our management team to drive shareholder value.

Our Compensation Philosophy

Our philosophy with respect to the compensation of executive officers is based upon the following principles:

•	Performance-based compensation should constitute a significant portion of the executive’s overall compensation and be available to the executive when they individually deliver, and we as a company deliver, high performance; and

•	Base salaries should be set at levels that recognize the significant potential compensation opportunities available through performance-based compensation.

The Compensation Committee reviews our compensation philosophy and our compensation programs regularly (no less than annually). The Compensation Committee’s review is two-fold: first, to ensure our philosophy and programs meet our objectives of providing compensation that attracts and retains superior executive talent and encourages our executive officers to achieve our business goals and second, to identify changes and trends in executive compensation policies and practices.

Overview of Compensation Process – Use of Compensation Consultant and Role of Management

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. The Compensation Committee has also been appointed by the Board of Directors to administer our equity compensation plans, which for fiscal 2022 consisted of the 2007 Plan.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves, or recommends to the Board for approval, specific compensation programs. On December 9, 2021, the Board of Directors approved the establishment of a cash incentive compensation program for fiscal 2022 (the “2022 Bonus Program”) for certain of our employees including the named executive officers. The 2022 Bonus Program and the named executive officers’ participation in the program was recommended by the Compensation Committee. The 2022 Bonus Program is summarized below.

Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities. The compensation consultant and any other adviser retained by the Compensation Committee report to the Compensation Committee.

In August 2022, the Compensation Committee retained Compensia, a national compensation consulting firm, as its independent compensation consultant to provide advice for fiscal 2023 on matters relating to the compensation of our executive officers and non-employee directors. For fiscal 2022, the Compensation Committee did not use a compensation consultant but reviewed certain aspects of our historical compensation practices and other information against which it measured the competitiveness of our compensation of the named executive officers in fiscal 2022.

In determining compensation for named executive officers, other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other named executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all named executive officers, the awards under the cash incentive compensation program such as the 2022 Bonus Program, discretionary bonuses, and equity awards. The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2022 Bonus Program based upon Clearfield’s budget for fiscal 2022 that was approved by the Board of Directors. No named executive officer, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the named executive officers are invited to attend meetings of the Compensation Committee. However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.

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2022 Compensation for Named Executive Officers

For the named executive officers, the Compensation Committee considers the appropriate mix of components of compensation consisting of base salary, an annual cash bonus based on achievement of goals determined by the Compensation Committee, and long-term equity compensation. Ms. Beranek, who is both a director and a named executive officer, receives no compensation for her service as a Board member.

The Compensation Committee has historically delivered the same compensation to our Chief Executive Officer and our Chief Operating Officer, a practice which each of these executives has supported. The Compensation Committee believes this is appropriate because the Chief Operating Officer has a greater scope of duties at our company than typical for the position and is also a named inventor on Clearfield’s products. For these reasons, the Compensation Committee again determined to set all elements of pay for our Chief Executive Officer and our Chief Operating Officer at the same levels for fiscal 2022.

For fiscal 2022, the total direct compensation, comprised of base salary, annual cash incentive pay, shares issued under the 2022 Bonus Program, and long-term incentive awards (consisting of stock options and restricted stock awards) for our named executive officers was as follows:

CEO
Annual Cash Incentive 49%
Base Salary 19%
Bonus Shares 15%
Long Term Incentive Awards 17%

COO
Annual Cash Incentive 49%
Base Salary 19%
Bonus Share 15%
Long Tern Incentive Awards 17%

CFO
Annual Cash Incentive 34%
Base Salary 27%
Bonus Shares 15%
Long Term Incentive Awards 24%

Each of these elements of compensation is explained in more detail below.

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Additionally, consistent with the Compensation Committee’s focus on pay-for-performance, a significant portion of the total direct compensation for fiscal 2022 was performance-based, comprised of annual cash incentive pay and shares issued under the 2022 Bonus Program. Of the total direct compensation for fiscal 2022, 64% of the compensation for Ms. Beranek and Mr. Hill was performance-based and 49% of the compensation for Mr. Herzog was performance-based.

Base Salaries

The Compensation Committee recommended a 3.5% cost of living increase in the annual base salaries of the named executive officers for fiscal 2022 and on November 2, 2021, the Board of Directors approved this recommendation. For fiscal 2022, base salaries were set at the following amounts: Cheryl Beranek, Chief Executive Officer, $374,414; John P. Hill, Chief Operating Officer, $374,414; and Daniel Herzog, Chief Financial Officer, $248,433.

Design of and Payouts Under the 2022 Bonus Program

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Compensation Committee recommended and the Board of Directors approved the 2022 Bonus Program on December 9, 2021.

Under the 2022 Bonus Program, the Compensation Committee determined performance goals relating to our net sales for fiscal 2022 at four levels, referred to as Level 1, Level 2, Level 3 and Level 4. The Compensation Committee determined that net sales has been, and continues to be, an important measure of our financial performance because it necessarily reflects management’s success at capturing the growing demand for fiber-fed broadband, taking market share, managing supply chain challenges, executing strategies to enhance our manufacturing capacity, and achievement of other important business goals.

The Compensation Committee also determined the cash bonus that each executive could earn as a percentage of her or his base salary for achievement of net sales performance goals at each level. While the Compensation Committee determined Level 1, Level 2, Level 3 and Level 4 net sales performance goals, the Compensation Committee determined for the named executive officers would earn no bonus under the 2022 Bonus Program if our achievement of net sales for fiscal 2022 was less than Level 2 net sales. The Compensation Committee set Level 2 net sales based upon the mid-point of our November 2021 guidance for fiscal 2022 net sales of $162 million to $169 million. Accordingly, under the 2022 Bonus Program as it applies to the named executive officers, Level 2 net sales achievement also was the minimum level of achievement such that fiscal 2022 net sales achievement at less than Level 2 would result in no bonus. Achievement of fiscal 2022 net sales at greater than Level 2 would result in a prorated increased bonus amount until Level 3 net sales is achieved. If fiscal 2022 net sales exceeded Level 4 net sales achievement, additional bonus amounts available to all participants in the 2022 Bonus Program would accrue at a rate of 3.25% per million, or $37,500 per million of net sales, and would be allocated to the named executive officers and other participants in the 2022 Bonus Program by the Compensation Committee and the Board of Directors on a discretionary basis.

Under the 2022 Bonus Program, fiscal 2022 net sales first would be determined in conformity with accounting principles generally accepted in the United States of America (GAAP). If fiscal 2022 GAAP net sales exceeded Level 1 achievement and if fiscal 2022 GAAP gross profit margin exceeded 43.5%, net sales for the purposes of determining bonuses under the 2022 Bonus Program would be re-calculated by applying the 43.5% gross profit margin to our GAAP fiscal 2022 gross profit. The 43.5% gross profit margin used by the 2022 Bonus Program was the same as the gross profit margin reflected in the Board-approved budget for fiscal 2022. The Compensation Committee determined to apply a gross profit margin accelerator to the bonus calculation in order to incentivize and reward gross margins that exceeded budget, which the Compensation Committee expected to be challenging in fiscal 2022.

Effective November 15, 2022, the Compensation Committee determined our fiscal 2022 net sales and gross profit percentage for purposes of the 2022 Bonus Program. Our 2022 GAAP net sales of $271 million resulted in achievement exceeding Level 4, the highest performance goal, set by the Compensation Committee for the 2022 Bonus Program. However, our fiscal 2022 GAAP gross profit margin of 41.7% did not exceed the 43.5% gross profit margin set by the Compensation Committee. Accordingly, there was no re-calculation of net sales for the purposes of determining bonuses under the 2022 Bonus Program and fiscal 2022 GAAP net sales was used to determine bonuses for the named executive officers under the 2022 Bonus Program.

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The following table shows the named executive officers’ 2022 Bonus Program opportunity as a percentage of salary at various performance levels and the actual payout as a percentage of salary and in dollars. The payout amount is also reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Further, the 2022 Bonus Program payouts that would have been earned if the various levels were achieved are reflected in the “Grants of Plan-Based Awards in the 2022” table under the column titled “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and associated footnotes.

Executive Officer	Bonus Opportunity As a Percentage of Base Salary				Actual 2022 Bonus Program Payout as a Percentage of Base Salary	Actual 2022 Bonus Program Payout ($)
	Level 1 FY22 Net Sales of $153 Million	Level 2 FY22 Net Sales of $164 Million	Level 3 FY22 Net Sales $175 Million	Level 4 FY22 Net Sales $200 Million
Cheryl Beranek	0%	100%	150%	255%	255%	954,757
Daniel R. Herzog	0%	50%	75%	127%	127%	315,510
John P. Hill	0%	100%	150%	255%	255%	954,757

Given that our 2022 GAAP net sales of $271 million exceeded Level 4, the Compensation Committee considered the performance of Clearfield and the executives during fiscal 2022, including the key achievements for fiscal 2022 highlighted above. Based upon these and other factors, the Compensation Committee approved discretionary bonuses to the named executive officers. To determine the amount of the discretionary bonus, the Compensation Committee used a bonus accrual methodology (3.25% for each $1 million of net sales in excess of $200 million), which it believed struck the proper balance between value delivered to Clearfield and reward to the executives officers for fiscal 2022 performance. For Mr. Herzog, the Compensation Committee determined to increase the bonus amount by $50,000 in recognition of his performance in his role in fiscal 2022, including relating to the new revolving line of credit and the Nestor acquisition.

The Compensation Committee determined that the discretionary bonuses would be settled in shares of our common stock in order to align the interests of the named executive officers with those of our shareholders. The number of shares of our common stock issued to the named executive officers was equal the amount of the bonus divided by the stock price on the date of grant of December 14, 2022, which was the first day of the open window period under our insider trading policy. The value of the stock awards and number of bonus shares issued to each of the named executive officers were as follows: Ms. Beranek, $286,364 or 2,744 shares; Mr. Hill, $286,364 or 2,744 shares; and Mr. Herzog, $144,643 or 1,386 shares. The value of the bonus shares is reflected in the Summary Compensation Table under the column titled “Stock Awards.”

All amounts paid to the named executive officers under the 2022 Bonus Program (both cash and bonus shares) are “Covered Compensation” under our Compensation Recoupment Policy adopted on September 23, 2021 and accordingly, are subject to potential recovery and forfeiture as described in the Compensation Recoupment Policy.

Long-Term Equity Compensation

The Compensation Committee grants equity awards to executive officers for their performance during a fiscal year typically in November of each year. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.

The Compensation Committee believes that equity awards incentivize financial progress, sustained shareholder value creation, and the following key compensation objectives:

•	focus on the importance of stock price appreciation and shareholder returns;

•	promote the achievement of financial performance over the long-term;

•	encourage executive retention; and

•	promote meaningful levels of Clearfield stock ownership by executives.

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Consistent with these principles, the Compensation Committee granted stock options and restricted stock on November 16, 2021 to Ms. Beranek, Mr. Hill and Mr. Herzog. In determining the size of the awards to be granted, the Compensation Committee first targeted 20% of base salary as restricted shares and 40% of base salary as stock options (based on the Black-Scholes value), resulting in a weighting of 1/3 to restricted stock awards and 2/3 to stock options. Next, the Compensation Committee determined to increase the size of the awards in fiscal 2022 by an additional 50% of the number of shares of restricted stock and stock options to each named executive officer, which also maintained the desired value weighting of 1/3 to restricted stock awards and 2/3 to stock options. The increase to the size of the awards to recognize fiscal 2021 financial achievements under challenging circumstances. In making these awards, the Compensation Committee also considered the executive’s performance, grants previously made to the executive officer; our historical grant practices, and the potential cash compensation to the executive officer through the 2022 Bonus Program. The awards granted by the Compensation Committee to the named executive officers on November 16, 2021 were as follows: Ms. Beranek, 8,797 share stock option award and 1,689 share restricted stock award; Mr. Hill, 8,797 share stock option award and 1,689 share restricted stock award; and Mr. Herzog, 5,837 share stock option award and 1,121 share restricted stock award.

These awards were granted under the shareholder-approved 2007 Plan. The restricted stock awards vest as to one-third of the shares on the first three anniversaries of the date of grant subject to continued employment through each such date. The stock option awards vest as to one-third of the options on the first three anniversaries of the date of grant subject to continued employment through each such date and have an exercise price equal to fair market value on the date of grant. In approving these awards, the Compensation Committee determined to grant a higher proportion of stock options in order to emphasize stock price appreciation over the three-year vesting period. The Compensation Committee also granted restricted stock in order to align the interests of the executive officers with shareholders and to limit the dilutive effect of the awards.

Employment Agreements and Change in Control Provisions

In December 2008, we entered into employment agreements with Ms. Beranek and Mr. Hill that were also in effect throughout fiscal 2022. In November 2010, we established a Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”). For fiscal 2022, Ms. Beranek and Mr. Hill were participants in the Tax Gross Up Plan. In 2017, we entered into an employment agreement with Mr. Herzog that was amended in December 2019 and continued in effect throughout fiscal 2022. Mr. Herzog is not a participant in the Tax Gross Up Plan. Since it was established in November 2010, the Tax Gross Up Plan has not been amended or modified and the participants in the Tax Gross Up Plan are limited to two executives, Ms. Beranek and Mr. Hill. In January 2023, consistent with its long-standing practice, the Compensation Committee determined that Clearfield would not approve any additional participants in the Tax Gross Up Plan and would not amend or modify the Tax Gross Up Plan to expand any benefit to any executive officer participant in the Tax Gross Up Plan.

See “Executive Compensation – Employment Arrangements with Named Executive Officers” for summaries of the employment agreements with Ms. Beranek, Mr. Hill and Mr. Herzog, as well as a summary of the Tax Gross Up Plan.

Consideration of Risk in Compensation

Management conducted a risk assessment of Clearfield’s policies and programs relating to the compensation of employees, including those that apply to our named executive officers. In particular, management considered the following factors of our compensation policies, practices and programs: the Compensation Committee’s robust governance controls; our mix of long-term and short-term programs; our use of objective performance goals; the fact that our performance goals are calculated in accordance with GAAP; the discretion reserved by the Compensation Committee in the 2022 Bonus Program that effectively limits windfalls; the clawback provisions of our 2007 Stock Plan that are applicable to all equity awards; our compensation recoupment policy adopted on September 23, 2021; and our stock ownership guidelines adopted September 30, 2022. Our compensation recoupment policy and stock ownership guidelines are summarized below.

Management discussed the findings of the risk assessment with the Compensation Committee. Based on the assessment, we believe that our compensation policies and practices create an appropriate balance between our base salary compensation, short-term cash incentive compensation and long-term equity incentive compensation, thereby reducing the possibility of imprudent risk-taking, and that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Clearfield.

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Our Other Compensation Policies

Compensation Recoupment (“Clawback”) Policy

On September 23, 2021, as part of its ongoing commitment to high standards of corporate governance, our Board of Directors approved, based on the recommendation of the Compensation Committee, a compensation recoupment policy (i.e., a clawback policy) that applies to our named executive officers and specified other senior executive employees, referred to as Covered Executives, and all incentive-based cash and equity compensation grants awarded to a Covered Executive on or after October 1, 2021, or that vest or are paid out on or after October 1, 2021 (even if awarded prior to such date), referred to as Covered Compensation. The compensation recoupment policy allows us to reduce, cancel, or otherwise recoup from a Covered Executive a specified portion of the Covered Compensation upon the occurrence of Covered Events, which include restatement of Clearfield’s financial results, error, and certain detrimental conduct by the Covered Executive.

Any right of recoupment under the compensation recoupment policy is in addition to any other recoupment right Clearfield may have, including the right to take action under the 2007 Plan, which also provides us with a right to reduce, cancel or otherwise recoup from all awards granted under such plan.

Anti-Hedging and Anti-Pledging Policies

We maintain an insider trading policy to guide our employees and directors in complying with securities laws and avoid the appearance of improper conduct. Clearfield’s insider trading policy prohibits our directors, executive officers, and designated employees from purchasing our securities on margin, borrowing against any account in which our securities are held, or otherwise pledging our securities as collateral for a loan. These insiders also may not enter into hedging or monetization transactions, such as zero-cost collars, forward sale contracts, or any arrangement that is designed to hedge or offset any decrease in the market value of our stock. In addition, Clearfield directors, executive officers and other employees are prohibited from short selling Clearfield securities and from trading in publicly traded options for Clearfield securities.

Stock Ownership Guidelines

Effective September 30, 2022, our Board of Directors adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors. These guidelines were established in response to feedback from our shareholders, investors and proxy advisory firms received in connection with our 2021 and 2022 shareholder engagement efforts and to affirm to shareholders that our executives and directors have a meaningful long-term position in Clearfield and a longer-term view of its performance. The following table summarizes our stock ownership guidelines, which were based on market and peer group data.

Chief Executive Officer	6x base salary
Chief Operating Officer	4x base salary
Chief Financial Officer	4x base salary
All Other Executive Officers	2x base salary
Non-Employee Directors	5x annual cash retainer (excluding any committee-related or chair-related retainer)

The value of an executive’s or non-employee director’s stock ownership is measured as of September 30 of each year. Current executive officers and non-employee directors are expected to meet the applicable guidelines within five years of the September 30, 2022 effective date. Newly hired or promoted executive officers and newly elected directors will meet the applicable guidelines within five years of the date of hire, promotion or election, as the case may be.

The guidelines require that if an executive officer or director does not meet his or her applicable ownership guideline at the time specified, the executive officer or director must retain 50% of the shares received on exercise of stock options or the vesting of full value awards such as restricted stock or restricted stock units, in each case, calculated on a net basis after shares are surrendered to pay for the exercise price, if applicable, or any withholding taxes.

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Equity Granting Policy

Effective September 30, 2022, Clearfield adopted an equity granting policy. The policy documents the Compensation Committee’s well-established, disciplined process for granting equity awards and its long-standing practice of granting awards only at a time that directors and executive officers are not in possession of material, non-public information and during the periods of time that trading would be permitted under our trading policy, which is referred to above as an “open window period.”

The equity granting policy also establishes procedures for equity awards granted by our Chief Executive Officer under authority delegated from the Compensation Committee. The Chief Executive Officer may grant equity awards to newly hired employees, newly promoted employees or in recognition of the performance or achievement of an employee, provided that the employee is not an executive officer of Clearfield, the equity award does not exceed the per grant limitation, and all awards granted under delegation authority do not exceed, in the aggregate, the total amount established on an annual basis by the Compensation Committee. The equity granting policy also requires concurrent documentation and reporting to the Compensation Committee of all equity awards granted under delegated authority. Consistent with the equity granting policy’s prohibition on timing equity awards to the release of material non-public information, the grant date for a new hire grant or recognition grant to non-officer employees under delegated authority will be the second Tuesday of the month following the employee’s start date or the recognition date, or if the Nasdaq Stock Market was closed on such date, the next succeeding trading day.

Compensation Committee Interlocks

From the beginning of fiscal 2022 until the date of the 2022 Annual Meeting of Shareholders on February 24, 2022, the members of the Compensation Committee were Messrs. Roth, Goepel, Harding and Hayward. Ms. Wirsbinski was added to the Compensation Committee on February 24, 2022. No member of the Compensation Committee is, or has ever been, an officer or employee of Clearfield. During 2022, none of the named executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served either on our Board of Directors or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee as of January 6, 2023:

Ronald G. Roth (chair)
Patrick Goepel

Roger Harding

Donald R. Hayward

Carol A. Wirsbinski

[remainder of page intentionally blank]

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Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the last three fiscal years for (i) Cheryl Beranek, our President and Chief Executive Officer; (ii) Daniel R. Herzog, our Chief Financial Officer; and (iii) the one other executive officer of Clearfield, John P. Hill, our Chief Operating Officer (together referred to as our “named executive officers”).

Name and Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	All Other Compen-sation ($)(4)	Total ($)
Cheryl Beranek President and Chief Executive Officer	2022	374,415	—	398,649	224,642	954,757	20,112	1,972,574
	2021	361,753	379,371	72,336	144,697	542,630	15,671	1,516,456
	2020	351,326	—	—	191,616	263,803	15,705	822,450
Daniel R. Herzog Chief Financial Officer	2022	248,433	—	219,167	149,055	315,510	14,279	946,444
	2021	240,032	125,976	48,002	96,011	180,024	12,645	702,691
	2020	218,210	—	—	57,485	130,034	11,214	416,943
John P. Hill Chief Operating Officer	2022	374,415	—	398,649	224,642	954,757	19,072	1,971,534
	2021	361,753	379,371	72,336	144,697	542,630	16,367	1,517,152
	2020	351,326	—	—	191,616	263,803	17,168	823,913
(1)	For 2021, represents a bonus approved by the Compensation Committee as a discretionary increase to the cash bonus the named executive officer earned under the 2021 Bonus Program.

(2)	Represents the aggregate grant date fair value of stock awards and the grant date fair value of option awards in the respective fiscal year, as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation using the assumptions discussed in Note 2, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2022. For 2022, includes the value of stock awards approved by the Compensation Committee as a discretionary increase to the cash bonus the named executive officer earned under the 2022 Bonus Program in the following amounts: Ms. Beranek, $286,364; Mr. Hill, $286,364; and Mr. Herzog, $144,643.

(3)	Represents bonuses paid to the named executive officers under our cash bonus program for the year noted, which are reported for the year in which the related services were performed. See “Compensation Discussion & Analysis – Design of and Payouts under the 2022 Bonus Program” for a description of the cash bonus program for 2022.

(4)	Represents the following amounts:

Name	Year	Matching Contributions to 401(k) Plan ($)	Term Life Insurance Premiums ($)(1)	Long Term Disability ($)
Cheryl Beranek	2022	13,488	5,730	893
	2021	13,187	1,650	834
	2020	13,276	1,605	824
Daniel R. Herzog	2022	13,341	45	893
	2021	11,767	45	834
	2020	10,346	45	824
John P. Hill	2022	13,488	4,690	893
	2021	12,883	2,650	834
	2020	13,694	2,650	824
(1)	Represents amounts paid by us for a term life insurance policies that have been in place since 2011. Ms. Beranek’s policy provides a $2 million benefit payable to Ms. Beranek’s estate upon her death, and expires in the year 2058. Mr. Hill’s policy provides a $2 million benefit payable to Mr. Hill’s estate upon his death, and expires in the year 2060. We also have corresponding term insurance policies of each Ms. Beranek and Mr. Hill for $2 million each where the death benefit is payable to us.

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Grant of Plan-Based Awards

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ending September 30, 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards Number of Shares of Stock (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Cheryl Beranek	—	374,000	562,000	955,000	—	—	—	—
Cheryl Beranek	11/16/21	—	—	—	1,689	—	—	112,285
Cheryl Beranek	11/16/21	—	—	—	—	8,797	66.48	224,642
Daniel R. Herzog	—	124,000	186,000	317,000	—	—	—	—
Daniel R. Herzog	11/16/21	—	—	—	1,121	—	—	74,524
Daniel R. Herzog	11/16/21	—	—	—		5,837	66.48	149,055
John P. Hill	—	374,000	562,000	955,000	—	—	—	—
John P. Hill	11/16/21	—	—	—	1,689	—	—	112,285
John P. Hill	11/16/21	—	—	—	—	8,797	66.48	224,642
(1)	Represents incentive pay that may have been earned by the named executive officers under our 2022 Bonus Program. Under the 2022 Bonus Program, the Compensation Committee determined Level 1, Level 2, Level 3 and Level 4 net sales performance goals and that the named executive officers would earn no bonus under the 2022 Bonus Program if our achievement of net sales for fiscal 2022 was less than Level 2 net sales. Amounts above under Threshold, Target and Maximum correspond to the 2022 Bonus Program’s Level 2, Level 3 and Level 4 performance, respectively. See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid under the 2022 Bonus Program. For explanation of the 2022 Bonus Program, refer to the description under the heading of Compensation Discussion and Analysis entitled “Design of and Payouts Under the 2022 Bonus Program.”

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at September 30, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Cheryl Beranek (2)	—	—	—	—	8,500	889,440
Cheryl Beranek (3)	—	—	—	—	2,031	212,559
Cheryl Beranek (4)	—	24,000	12.43	11/13/2025	—	—
Cheryl Beranek (5)	5,925	11,851	23.74	11/16/2025	—	—
Cheryl Beranek (6)	—	—	—	—	1,689	176,737
Cheryl Beranek (7)	—	8,797	66.48	11/16/2026	—	—
Daniel R. Herzog (2)	—	—	—	—	3,000	313,920
Daniel R. Herzog (3)	—	—	—	—	1,348	141,055
Daniel R. Herzog (4)	4,800	7,200	12.43	11/13/2025	—	—
Daniel R. Herzog (5)	3,932	7,863	23.74	11/16/2025	—	—
Daniel R. Herzog (6)	—	—	—	—	1,121	117,301
Daniel R. Herzog (7)	—	5,837	66.48	11/16/2026
John P. Hill (2)	—	—	—	—	8,500	889,440
John P. Hill (3)	—	—	—	—	2,031	212,559
John P. Hill (4)	—	24,000	12.43	11/13/2025	—	—
John P. Hill (5)	5,925	11,851	23.74	11/16/2025	—	—
John P. Hill (6)	—	—	—	—	1,689	176,737
John P. Hill (7)	—	8,797	66.48	11/16/2026	—	—
(1)	Value based on a share price of $104.64, which was the closing sales price of our common stock on The Nasdaq Stock Market on September 30, 2022.

(2)	Restricted stock vests in annual installments of 10% per year for ten years beginning August 21, 2015.

(3)	Restricted stock vests as to one-third of the shares on the first three anniversaries of the date of grant beginning November 16, 2021.

(4)	Stock options vest as to one-fifth of the options on the first five anniversaries of the date of grant beginning November 13, 2020.

(5)	Stock option vests as to one-third of the options on the first three anniversaries of the date of grant beginning November 16, 2021.

(6)	Restricted stock vests as to one-third of the shares on the first three anniversaries of the date of grant beginning November 16, 2022.

(7)	Stock option vests as to one-third of the options on the first three anniversaries of the date of grant beginning November 16, 2022.

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Option Exercises and Stock Vested

The following table sets forth certain information concerning options exercised and stock awards vested during fiscal 2022 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Cheryl Beranek	36,000	3,603,400	5,266	592,184
Daniel R. Herzog	10,000	1,002,100	2,174	215,047
John P. Hill	36,000	3,603,400	5,266	592,184

(1)	For option awards, represents the difference between the exercise price and the fair market value of our common stock on the respective dates of exercise and for stock awards, represents the number of shares vested multiplied by the fair market value of our stock on the vesting date.

Employment Arrangements with Named Executive Officers

Cheryl Beranek was appointed as our President and Chief Executive Officer effective June 28, 2007. Daniel R. Herzog was appointed our Interim Chief Financial Officer on February 18, 2011 and effective August 25, 2011, Mr. Herzog became our Chief Financial Officer on a full-time basis. John P. Hill was appointed as our Chief Operating Officer effective October 30, 2008.

On December 16, 2008, we entered into employment agreements with Ms. Beranek and with Mr. Hill. Effective on November 16, 2017, we entered into an employment agreement with Mr. Herzog, which was amended December 3, 2019. The employment agreements with these executives are described below. On November 18, 2010, we adopted the Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”), which is also described below. Each of Ms. Beranek and Mr. Hill are participants in the Tax Gross Up Plan.

The 2007 Plan provides that all stock options granted under the 2007 Plan will become fully exercisable and vested in the event of a “change in control” and will terminate 60 days thereafter, unless otherwise determined by the Board of Directors prior to the change in control. The agreement for restricted stock awards issued under the 2007 Plan also provides that all restrictions on the restricted stock will lapse upon a “change in control.” Any outstanding options and awards of restricted stock held by the named executive officers were granted pursuant to the 2007 Plan.

Description of Employment Agreements

The following describes our employment agreements with our named executive officers. Each of the employment agreements contains provisions relating to non-competition, non-solicitation, protection of our confidential information and assignment of inventions.

Pursuant to the employment agreement with Ms. Beranek, she will serve as our President and Chief Executive Officer for an initial base salary of $220,000, subject to increase (or decrease, but not below the initial base salary of $220,000) pursuant to our normal practices for our executives. In addition to the base salary, Ms. Beranek is eligible to earn, for each fiscal year during the period of her employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time. Under her employment agreement, Ms. Beranek’s target annual bonus must be 60% of her base salary for each year, and her maximum annual bonus must be 150% of base salary for each year. However, Ms. Beranek agreed to the target and maximum annual bonus amounts for the 2021 Bonus Program. Ms. Beranek is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

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Pursuant to the employment agreement with Mr. Hill, he will serve as our Chief Operating Officer for an initial base salary of $170,000, subject to increase (or decrease, but not below the initial base salary of $170,000) pursuant to our normal practices for our executives. In addition to the base salary, Mr. Hill is eligible to earn, for each fiscal year of during the period of his employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time. Mr. Hill’s target annual bonus must be 40% of his base salary for each year, and his maximum annual bonus must be 150% of base salary for each year. However, Mr. Hill agreed to the target and maximum annual bonus amounts for the 2021 Bonus Program. Mr. Hill is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

Each of Ms. Beranek’s and Mr. Hill’s employment will continue until it is terminated by us or by the executive in accordance with the terms of the employment agreement. These employment agreements each had a term ending on December 16, 2011 except that the employment agreements automatically renew for successive one year periods unless either the executive or we elect not to extend the term by at least sixty days’ written notice. In addition, the employment of Ms. Beranek and Mr. Hill will terminate automatically upon death or “disability” of such executive as defined in the agreement.

We may terminate the employment of Ms. Beranek or Mr. Hill for “cause” (as defined in the employment agreement) or without cause. We must provide the executive with a notice of termination for cause specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided. The executive may terminate her or his respective employment for “good reason” (as defined in the employment agreement) or without good reason, provided that in the case of a termination for good reason, the executive must terminate her or his employment within 180 days following the lapse of the period for our cure of the event constituting good reason unless we have fully corrected the event constituting good reason prior to the date of termination. A reduction in the executive’s annual base salary or target annual bonus or our material breach of its obligations under the agreement will constitute a good reason only if the executive provides us with a written notice of the event within ninety days of its occurrence and we fail to remedy the event within thirty days of our receipt of the notice. Further, in the case of the executive’s termination for good reason, the executive must provide us with a notice of termination specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided.

If the employment of Ms. Beranek or Mr. Hill is terminated by us for cause or by the executive without good reason, we will have no further obligations to the executive under the employment agreement other than the obligation to pay to the executive the earned but unpaid base salary, any pro-rated annual bonus required to be paid to the executive, and to provide the other welfare plan or fringe benefits in accordance with the provisions of the applicable plan.

In the event of death or disability of Ms. Beranek or Mr. Hill, we will be obligated to pay to the executive’s estate or beneficiaries or the executive, the earned but unpaid base salary and other accrued obligations when due under Minnesota law, a payment equal to the executive’s then current annual base salary in a lump sum within twenty days following the termination date (but if the termination is due to disability, no later than March 15 of the calendar year following the calendar year in which the executive suffers the disability), any pro-rated annual bonus required to be paid to the executive at the time when annual bonuses are paid to our other senior executives, and if any of the executive’s qualified beneficiaries makes an election to continue in our group health plans, we will pay the premium for the coverage for the earlier of one year from the date of termination or the date on which the qualified beneficiary is no longer eligible for such coverage.

If the employment of Ms. Beranek and Mr. Hill is terminated by us without cause or by the executive for good reason, or if we elect not to renew the term of the employment agreement, the executive will be entitled to the following severance payments and benefits:

•	The executive will be paid in two lump sum payments:

o	the executive’s earned but unpaid base salary and accrued but unpaid vacation through the date of termination and any prorated annual bonus required to be paid for the fiscal year that ends on or before the date of termination to the extent not previously paid, and

o	a severance amount equal to two times the sum of the executive’s annual base salary in effect of the date of termination plus average bonus over the prior three years;

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•	The executive will receive the executive’s prorated annual bonus for the year in which the termination occurs, payable at the time bonuses are paid to the other senior executives;

•	We will pay premiums for the executive’s continuing coverage group health plans (medical, dental, and vision) until the earlier of one year from the date of termination or the date on which the executive is no longer eligible for such coverage;

•	Any unvested stock options shall become vested in full; and

•	We will timely pay or provide any vested benefits or other amounts or benefits required to be paid or provided that the executive is eligible to receive on the date of termination under any plan, contract or agreement.

If a change in control occurs during the employment period of Ms. Beranek or Mr. Hill, we will pay the executive a lump sum amount equal to the executive’s base salary in effect on the date of the change in control. If the executive’s employment is terminated by us without cause or by the executive for good reason or without good reason within one year after the effective date of the change in control, then Ms. Beranek or Mr. Hill will also be entitled to receive the payments and benefits outlined in the five bullet points above, except that for the purposes of calculating the executive’s average bonus over the prior three years, the amount will be the greater of (a) the average annual bonus received by the executive for the three complete fiscal years as our chief executive officer/chief operating officer (or such lesser number of years as the executive has been employed in that position) immediately prior to the date of the change in control, and (b) the amount representing the executive’s base salary in effect on the date of the change in control.

Under the terms of the 2007 Plan and related award agreements, all outstanding options will become fully exercisable upon and vested and all restrictions on restricted stock will lapse upon a “change in control.” In addition, our employment agreements with Ms. Beranek and Mr. Hill provide that in the event of such a termination of the executive’s employment, all outstanding stock options, restricted stock and other equity awards granted to the executive under any of our equity compensation plans (or substitute awards covering the securities of the successor company) will become immediately vested and exercisable in full.

Further, in the event it is determined that any payment to Ms. Beranek or Mr. Hill under the employment agreement would be subject to an excise tax, then the executive may be entitled to receive an additional payment under the excise tax gross-up payment plan provided to our senior executives. To the extent any payment or commencement of a payment under the employment agreement and other payment or benefits would result in accelerated or additional tax under Section 409A of the Internal Revenue Code, as amended, we will defer such payments until the earlier of the first day of the seventh month following the date of termination of the executive’s employment or the executive’s death and such deferred payments will be paid in one lump sum, without interest, at such time.

Effective on November 16, 2017, we entered into an employment agreement with Daniel R. Herzog, our Chief Financial Officer. The employment agreement and the compensation to be paid to Mr. Herzog on the terms and conditions provided therein was approved by our Compensation Committee and the Board of Directors. On December 3, 2019, we entered into an Amendment No. 1 to Mr. Herzog’s employment agreement. The amendment was approved by the Compensation Committee and the Board of Directors. The employment agreement, as amended, is summarized below.

Under the employment agreement, Mr. Herzog will continue to serve as our Chief Financial Officer for a three-year term, with the term automatically renewing for successive one-year periods, subject to earlier termination and non-renewal upon 60 days’ notice. In addition, Mr. Herzog’s employment will terminate automatically upon death or “disability” as defined in his employment agreement.

Under the employment agreement with Mr. Herzog, Mr. Herzog’s base salary will continue at $200,193, subject to increase (or decrease, but not below the initial base salary of $200,193) pursuant to our normal practices for our executives. In addition to the base salary, Mr. Herzog is eligible to earn an annual cash performance bonus with the target annual bonus set at 20% of his base salary each year and the maximum annual bonus set at 50% of base salary each year. Mr. Herzog is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

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We may terminate Mr. Herzog’s employment for “cause” (as defined in his employment agreement) or without cause. Mr. Herzog may terminate his employment for “good reason” (as defined in his employment agreement) or without good reason. In the case of termination by us for cause or by Mr. Herzog for good reason, his employment agreement provides for notice obligations and opportunities to cure.

If Mr. Herzog’s employment is terminated by us for cause or by Mr. Herzog without good reason, we will have no further obligations to Mr. Herzog under his employment agreement other than the obligation to pay to Mr. Herzog the earned but unpaid base salary, any unpaid annual bonus required to be paid to Mr. Herzog for any completed fiscal year, and to provide the other welfare plan or fringe benefits in accordance with the provisions of the applicable plan.

In the event of death or disability, we will be obligated to pay Mr. Herzog’s earned but unpaid base salary and any other accrued but unpaid obligations in a lump sum, a pro-rated annual bonus at the time when annual bonuses are paid to our other senior executives, and the employer portion of premiums for COBRA coverage for the earlier of one year from the date of termination or the date on which a qualified beneficiary is no longer eligible for such coverage.

If Mr. Herzog’s employment is terminated by us without cause or by Mr. Herzog for good reason, or if we elect not to renew the term of his employment agreement, Mr. Herzog will be entitled to earned but unpaid base salary, vacation and annual bonus, a severance amount equal to two times Mr. Herzog’s annual base salary, and a prorated annual bonus for the year in which the termination occurs. We also will pay the employer portion of premiums for COBRA coverage until the earlier of one year from the date of termination or the date on which Mr. Herzog is no longer eligible for such coverage. Further, any unvested stock options or other unvested grants will become vested in full.

If a change in control occurs during the employment period, we will pay Mr. Herzog a lump sum amount equal to Mr. Herzog’s base salary in effect on the date of the change in control. If Mr. Herzog’s employment is terminated by us without cause or by Mr. Herzog for good reason or without good reason within one year after the effective date of the change in control, then Mr. Herzog will also be entitled to receive the payments and benefits described above as applicable to terminations under those circumstances.

Description of Tax Gross Up Plan

On November 18, 2010, the Compensation Committee recommended, and the Board of Directors approved, the Tax Gross Up Plan in order to fulfill our obligation under the employment agreements with Ms. Beranek and Mr. Hill relating to an excise tax gross-up payment plan.  Ms. Beranek and Mr. Hill are the only persons participating in the Tax Gross Up Plan. The Tax Gross Up Plan requires us to reimburse the executive, on an after-tax basis, for any excise taxes payable by the executive pursuant to Section 4999 of the Internal Revenue Code with respect to any payments under the employment agreements or any other agreement or plan between us and the executive officer that is triggered upon a change in control.  The Tax Gross Up Plan also sets out procedures for determining the amount of the tax gross-up payment and resolving any disputes relating to the payment or payment obligation, as well the process and timing for any payments required by the Tax Gross Up Plan.

The Tax Gross Up Plan may be amended from time to time by the Board of Directors.  However, no amendment that adversely affects any executive whose employment agreement provides for a tax gross-up payment governed by the Tax Gross Up Plan will be effective unless each such executive consents in writing to such amendment.  The Tax Gross Up Plan will terminate at such time as all employment agreements between us and any executive that provides for a tax gross-up payment governed by the Tax Gross Up Plan terminate or expire in accordance with their respective terms without further liability for the tax gross-up payment.

Potential Payments Upon Termination and Change In Control

Assuming that a qualifying termination or non-renewal and/or change in control occurred on September 30, 2022, the total compensation payable to the named executive officers in accordance with her or his respective employment agreement, the 2007 Plan, and Tax Gross Up Plan (for Ms. Beranek and Mr. Hill only) that were in place at that time are set forth in the tables below.

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In the case of the value of accelerated equity awards set forth below, the value is based on a share price of $104.64, which was the closing sales price for a share of our common stock on The Nasdaq Stock Market on September 30, 2022. The value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. The value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated. Under the Code rules governing change in control payments, only a portion of the value of the restricted stock and stock option gain is considered a parachute payment and that portion calculated in accordance with the Code rules was used to determine the Tax Gross Up Plan amounts.

If the employment of Ms. Beranek, Mr. Herzog or Mr. Hill is terminated by us without cause or by the executive for good reason, or if we elected not to renew the term of the employment agreement of such executive officer, effective September 30, 2022, the total compensation payable to the named executive officers would be as follows:

	Termination Without Cause/Good Reason or Non-Renewal
Executive Officer	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Benefits ($)	Total Value ($)
Cheryl Beranek	2,920,914	3,507,452	—	6,428,367
Daniel R. Herzog	587,672	2,095,072	12,989	2,695,733
John P. Hill	2,920,914	3,507,452	24,197	6,452,564

If a change in control occurred on September 30, 2022 without the termination of the employment of a named executive officer, the total compensation payable to the named executive officer would be as follows:

	Change In Control
Executive Officer	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Tax Gross Up Plan Amounts ($)	Total Value ($)
Cheryl Beranek	374,415	4,786,188	—	5,160,603
Daniel R. Herzog	496,866	2,095,072	—	2,591,938
John P. Hill	374,415	4,786,188	—	5,160,603

If a change in control occurred on September 30, 2022 and we terminated the employment of a named executive officer without cause or a named executive officer terminated her or his employment for good reason, the total compensation payable to the named executive officer would be as follows:

	Change in Control Termination Without Cause/Good Reason
Executive Officer	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Benefits ($)	Tax Gross Up Plan Amounts ($)	Total Value ($)
Cheryl Beranek	3,295,329	4,786,188	—	2,148,466	10,229,983
Daniel R. Herzog	1,084,538	2,095,072	12,989	—	3,192,599
John P. Hill	3,295,329	4,786,188	24,197	2,158,765	10,264,479

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If the employment of a named executive officer were terminated due to her or his death or disability, the total compensation payable to the named executive officer would be as follows:

	Death or Disability
Executive Officer	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Benefits ($)	Term Life Insurance Policy Benefit ($)	Total Value ($)
Cheryl Beranek	1,329,172	—	—	2,000,000	3,329,172
Daniel R. Herzog	315,510	—	12,989	—	328,499
John P. Hill	1,329,172	—	24,197	2,000,000	3,353,369

We also have corresponding term insurance policies of each Ms. Beranek and Mr. Hill for $2,000,000 each where the death benefit is payable to us.

CEO Pay Ratio

We are providing the following information regarding the ratio of the median of the annual total compensation of our employees and the annual total compensation of Cheryl Beranek, our President and Chief Executive Officer. For fiscal 2022:

•	the median of the annual total compensation of all employees of our company (excluding Ms. Beranek) was reasonably estimated to be $75,004;

•	the annual total compensation of Ms. Beranek was $5,515,406; and

•	based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other employees is estimated to be 74 to 1.

To identify our median employee for the purposes of this analysis for fiscal 2022, we made the following assumptions:

•	We included all individuals (excluding our Chief Executive Officer) employed on September 30, 2022 who had received a W-2 from Clearfield during 2021; and

•	We utilized W-2, Box 5 payroll data for 2021 as our consistently applied compensation measure, annualizing pay for those individuals employed less than a full calendar year.

Once we identified our median employee, we added together all of the elements of such employee’s compensation for fiscal 2022 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. To calculate our ratio, we divided Ms. Beranek’s annual total compensation, as reported in the Summary Compensation Table above, by the median employee’s annual total compensation.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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DIRECTOR COMPENSATION

For services in our fiscal year 2022, each non-employee director received a retainer of $25,000 and the chair of the Audit Committee received an additional retainer of $5,000.

On February 25, 2022, the first business day following the 2022 Annual Meeting of Shareholders, Messrs. Goepel, Harding, Hayssen, Hayward, Jones and Roth and Ms. Wirsbinski, the non-employee directors elected at the 2022 Annual Meeting, received a restricted stock award of 394 shares under the 2007 Plan. The restricted stock award had a value of approximately $25,000 as of the date of the grant and the restrictions will lapse on the restricted stock one day prior to the Annual Meeting.

Our directors Walter L. Jones, Jr. and Carol A. Wirsbinski were elected on December 3, 2021 and in connection with their election, each received an award restricted stock with a value of $10,000 as of the date of the grant, or 159 shares, with the restrictions lapsing on the one-year anniversary of the date of grant.

On December 22, 2022, the Board of Directors approved, based on the recommendation of the Compensation Committee, an award of restricted stock to each non-employee director elected at the Annual Meeting. The restricted stock award will be granted on the first business day after the Annual Meeting and have a value of $60,000 as of the date of grant. The restricted stock award will be granted under the 2007 Plan or the 2022 Plan if approved, and vest one day prior to the 2024 Annual Meeting of Shareholders. These increases in director compensation for fiscal year 2023 were recommended by the Compensation Committee after review of director compensation information provided by Compensia.

The following table shows for fiscal 2022, the cash and other compensation earned or paid by us to each of our Board members:

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Patrick Goepel	25,000	24,960	49,960
Roger Harding	25,000	24,960	49,960
Charles N. Hayssen	30,000	24,960	54,960
Donald R. Hayward	25,000	24,960	49,960
Walter L. Jones, Jr.	25,000	34,940	59,940
Ronald G. Roth	25,000	24,960	49,960
Carol A. Wirsbinski	25,000	34,940	59,940
(1)	Represents cash retainer for fiscal year 2022 as described above.

(2)	Represents the aggregate grant date fair value of the restricted stock award described above, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of the restricted stock award is determined as the average price of our stock on the date of grant as discussed in Note 2, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2022.

There were no stock options outstanding at September 30, 2022 held by any of our non-employee directors. At September 30, 2022, each of Messrs. Goepel, Harding, Hayssen, Hayward, Jones and Roth and Ms. Wirsbinski held 394 shares of unvested restricted stock that will vest on February 22, 2023, one day prior to the Annual Meeting. At September 30, 2022, Mr. Jones and Ms. Wirsbinski also held 159 shares of unvested restricted stock that vested on December 3, 2022.

Cheryl Beranek, who served as our director and an executive officer in fiscal year 2022, received no compensation for Board or committee service during fiscal year 2022.

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PROPOSAL 5:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2023. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of Baker Tilly US, LLP as our independent registered public accountants for ratification. In the event the shareholders do not ratify the reappointment of Baker Tilly US, LLP, the Audit Committee will reconsider the selection.

Vote Required for Proposal 5

Approval of this Proposal 5 requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on Proposal 5.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 5: Ratification of Appointment of Baker Tilly US, LLP
_______________________

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee selected Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2023. The Audit Committee has asked the shareholders to ratify the appointment of Baker Tilly US, LLP for the fiscal year ended September 30, 2022 in Proposal 5.

Representatives of Baker Tilly US, LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Accountant Fees and Services

The following table summarizes the fees billed to us by Baker Tilly US, LLP for professional services rendered for the fiscal years ended September 30, 2022 and September 30, 2021:

	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Audit Fees	389,244	199,906
Audit-Related Fees	48,000	–
Tax Fees	–	–
All Other Fees	–	–
Total Fees	437,244	199,609

Audit Fees.  This category consists of fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, or other services normally provided by the auditor in connection with statutory and regulatory filings or engagements for the respective fiscal years.

Audit-Related Fees.  This category consists of fees billed to us for professional services for assurance and related services by the auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.  This category consists of fees billed to us by the auditor for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the respective fiscal years.

All Other Fees.  There were no fees for fiscal year 2022 or fiscal year 2021 other than those described above.

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Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors. Under this policy, the Audit Committee has delegated to management the authority to approve incremental fees up to $5,000 related to previously approved audit services with notification to the Audit Committee Chair. The Audit Committee Chair has the authority to pre-approve any engagement or service not exceeding $10,000. Any proposed service exceeding $10,000 will require pre-approval by the entire Audit Committee. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve categories of services or specific services to be provided by the independent auditor with the pre-approval having a term of 12 months unless the Audit Committee specifically provides for a different period. The policy prohibits pre-approval of certain non-audit services that may not be provided by the independent auditor under SEC rules. All of the services described above for fiscal year 2022 were pre-approved by the Audit Committee before Baker Tilly US, LLP was engaged to render the services.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of fiscal year 2022, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, except that in fiscal year 2022, we paid compensation to our non-executive officer employee Andre Hill, son of Chief Operating Officer John Hill and son-in -law of Chief Executive Officer Cheryl Beranek, in the amount of $201,375, the majority of which was derived from earned sales commissions.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES
FOR 2024 ANNUAL MEETING

Clearfield’s 2024 Annual Meeting of Shareholders is expected to be held on February 22, 2024, and proxy materials in connection with that meeting are expected to be mailed on or about January 11, 2024.

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2024 Annual Meeting of Shareholders, the proposal prepared in accordance with the proxy rules must be received by the Secretary of Clearfield, Inc. in writing at our corporate offices, 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428, no later than September 12, 2023. A shareholder who wants to propose an item of business to be included in our 2024 proxy statement using Rule 14a-8 must follow the procedures provided in Rule 14a-8. In addition, the proposal must be received by our Secretary by September 12, 2023.

The bylaws contain advance notice requirements relating to director nominations by shareholders and shareholder proposals. Under the bylaws, to be timely, a shareholder’s notice with respect to an annual meeting must be received at Clearfield’s principal executive office not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders, or no later than October 12, 2023 and no earlier than September 12, 2023. The shareholder’s notice must set forth certain information with respect to the shareholder who intends to make the nomination or bring such matter before the meeting and the nominee or the business desired to be conducted. In addition, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than Clearfield’s nominees must provide notice that sets forth the information required by the Exchange Act no later than November 23, 2023, which is 60 days prior to the anniversary date of the Annual Meeting.

If a shareholder does not meet these deadlines or, does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies solicited by the Board of Directors for our 2024 Annual Meeting of Shareholders will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

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OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ Ronald G. Roth
Ronald G. Roth
Chair of the Board of Directors

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Appendix a

CLEARFIELD, INC.

2022 STOCK COMPENSATION PLAN

1.	Purpose; Definitions.

The purpose of the this 2022 Stock Compensation Plan (the “Plan”) is to enable Clearfield, Inc. (the “Company”), and its Subsidiaries, and Affiliates, to attract, retain, and reward employees, directors and service providers and to strengthen the mutuality of interests between them and the Company’s shareholders, by offering stock options and/or other equity-based incentives. This Plan will supersede and replace the Company’s 2007 Stock Compensation Plan as of the Effective Date. No further awards may be granted under the Company’s 2007 Stock Compensation Plan as of the Effective Date.

In addition to definitions that may be contained elsewhere in the Plan, for purposes of the Plan, the following terms shall be defined as set forth below:

(a)                 “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b)                “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Other Stock-Based Award granted pursuant to the provisions of the Plan.

(c)                “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder and signed by both the Company and the Participant.

(d)                “Board” means the Board of Directors of the Company.

(e)                 “Cause” means, with respect to a termination of employment or service with the Company, a Subsidiary or an Affiliate, a termination of employment or service due to a Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company; provided, however, that if the Participant and the Company have entered into an employment agreement or consulting agreement which defines the term Cause, then the term Cause shall be defined in accordance with such agreement or policy, as amended from time to time and as applicable, with respect to any Award granted to the Participant on or after the effective date of the respective agreement or policy. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.

(f)                 “Change in Control” shall have the meaning set forth in Section 11(b) below.

(g)                “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)                “Committee” means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board. Where the Board has retained administrative authority with respect to the Plan, references herein to the “Committee” shall refer to the Board.

(i)                “Company” means Clearfield, Inc., a corporation organized under the laws of the State of Minnesota, or any successor corporation.

A-1

(j)                 “Disability” means disability as determined under procedures established by the Committee for purposes of the Plan or, as applied to Incentive Stock Options, as defined in Section 22(e)(3) of the Code.

(k)                 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l)                  “Fair Market Value” means as of any given date, unless otherwise determined by the Committee in good faith, the closing bid price of the Stock as reported in the over-the-counter market or, if the Stock is then traded on NASDAQ or a national or regional securities exchange, the closing price of the Stock on NASDAQ or such exchange.

(m)                “Good Reason” shall mean the occurrence of any of the following events that the Company, a Subsidiary or an Affiliate fails to cure within ten (10) days after receiving written notice thereof from the Participant (which notice must be delivered within thirty (30) days of the Participant becoming aware of the applicable event or circumstance): (i) assignment to the Participant of any duties inconsistent in any material respect with the employee’s authority, duties or responsibilities or inconsistent with the Participant’s legal or fiduciary obligations; (ii) any material reduction in the Participant’s compensation or substantial reduction in the Participant’s benefits taken as a whole; (iii) any travel requirements materially greater than the Participant’s travel requirements prior to the Change of Control; (iv) any office relocation of greater than fifty (50) miles from the Participant’s then current office; or (v) any breach of any material term of any employment agreement between the Company and the Participant.

(n)                  “Incentive Stock Option” means any Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(o)                  “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(p)                  “Other Stock-Based Award” means an Award under Section 10 below that is valued in whole or in part by reference to, or is otherwise based on, Stock.

(q)                  “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of an Award, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(r)                  “Participant” means any person who is selected by the Committee to receive an Award under the Plan and who is an employee (including an officer), a member of the Board, or an independent contractor, consultant or other service provider of the Company or of any Subsidiary or Affiliate.

(s)                 “Performance Goals” means the specified performance goals which have been established by the Committee in connection with an Award.

(t)                  “Performance Period” means the period during which Performance Goals must be achieved in connection with an Award.

(u)                 “Performance Share” means a right to receive a fixed number of shares of Stock, or the cash equivalent, which is contingent on the achievement of certain Performance Goals during a Performance Period.

(v)                  “Performance Unit” means a right to receive a designated dollar value, or shares of Stock of the equivalent value, which is contingent on the achievement of Performance Goals during a Performance Period.

(w)                 “Plan” means this Clearfield, Inc. 2022 Stock Compensation Plan, as hereafter amended from time to time.

(x)                  “Restricted Period” means period of time beginning with the date a Restricted Stock Award is granted and ending when the Restricted Stock is forfeited or when all conditions for vesting are satisfied.

A-2

(y)                 “Restricted Stock” means Stock subject to certain restrictions, as determined by the Committee, and granted pursuant to Section 7 hereunder.

(z)                  “Restricted Stock Unit” means the right to receive a fixed number of shares of Stock, or the cash equivalent, granted pursuant to Section 8 hereunder.

(aa)                “Stock” means the common stock, $.01 par value per share, of the Company.

(bb)                “Stock Appreciation Right” or “SAR” means the right to receive a payment in cash or Stock as determined by the Committee.

(cc)                 “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5 below. A Stock Option may be an Incentive Stock Option or a Nonqualified Stock Option.

(dd)                 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.	Administration.

The Plan shall be administered by a Committee of not fewer than two members of the Board who are (a) “independent,” within the meaning of the rules of the Nasdaq Stock Market, and (b) “non-employee directors,” as defined in Rule 16b-3 of the Exchange Act, who shall be appointed by the Board and serve at the pleasure of the Board. The functions of the Committee specified in the Plan shall be exercised by the Board, if and to the extent that no Committee exists that has the authority to so administer the Plan, or to the extent that the Board retains authority to administer the Plan under specified circumstances. As to the selection of and grants of Awards to persons who are not subject to Sections 16(a) and 16(b) of the Exchange Act, the Committee may delegate any or all of its responsibilities to members of the Company’s administration. The grants of Awards and determination of the terms thereof to persons who are subject to Sections 16(a) and 16(b) of the Exchange Act shall be made in a manner that satisfies the requirements of Rule 16b-3 under the Exchange Act, or any successor rule.

The Committee shall have full power and authority, consistent with the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may be adopted by the Board:

(a)                 to select the Participants whom Awards may from time to time be granted hereunder;

(b)                 to determine the type or types of Awards to be granted to Participants hereunder;

(c)                 to determine the number of shares of Stock to be covered by each Award granted hereunder:

(d)                 to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(e)                 to determine whether, to what extent, and under what circumstances an Award may be settled in cash, Stock or other property or canceled or suspended;

(f)                  to determine whether, to what extent, and under what circumstances cash, Stock, and other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(g)                 to interpret and administer the Plan and any instrument or agreement entered into thereunder;

(h)                 to establish such rules and regulations and appoint such agents as it shall deem appropriate for proper administration of the Plan; and

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(i)                 to make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

Members of the Board and of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

Decisions of the Committee shall be made in the Committee’s sole discretion and shall be final, conclusive, and binding on all persons, including the Company, any Participant, any shareholder, and any employee of the Company or any Subsidiary, or Affiliate.

3.	Stock Subject to Plan.

The total number of shares of Stock reserved and available for distribution under the Plan shall be 600,000 shares of Stock, plus the number of shares of Stock remaining for grant and delivery under the Company’s 2007 Stock Compensation Plan as of the Effective Date, plus any shares of Stock subject to outstanding awards under the 2007 Stock Compensation Plan as of the Effective Date that are forfeited, cancelled or settled for cash. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Subject to the possible adjustments described in this Section 3, the total number of shares of Stock reserved and authorized for issuance upon exercise of Incentive Stock Options shall be 600,000 shares of Stock, plus any shares of Stock subject to outstanding awards under the 2007 Stock Compensation Plan as of the Effective Date that are forfeited, cancelled or settled for cash. To the extent that such shares are not used for Incentive Stock Options, they shall be available for other Awards to be granted under the Plan.

In any one calendar year, the Committee shall not grant to any non-employee director an Award with a value in excess of $500,000 (calculated as of the date of grant in accordance with applicable financial accounting rules).

If any shares of Stock subject to an Award are not issued to a Participant because a Stock Option or SAR is not exercised or an Award is otherwise forfeited or any such Award otherwise terminates without a payment being made to the Participant in the form of Stock, such shares shall again be available for distribution in connection with future Awards under the Plan. For the avoidance of doubt, the following shares of Stock may not again be made available for issuance under the Plan: (i) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right, (ii) shares of Stock used to pay the exercise price or withholding taxes related to an outstanding Stock Option or Stock Appreciation Right, or the withholding taxes related to any other outstanding Award, or (iii) shares of Stock repurchased on the open market with the proceeds of the exercise price of a Stock Option.

In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, Stock split, or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and exercise price of shares subject to outstanding Stock Options granted under the Plan, and in the number of shares subject to other outstanding Awards granted under the Plan as may be determined to be appropriate by the Board, in its sole discretion, provided that the number of shares subject to any Award shall always be a whole number. Any such adjusted exercise price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

4.	Eligibility.

Participants selected by the Committee shall be eligible for the grant of Awards under the Plan, but no Participant shall have the right to be granted an Award under the Plan merely as a result of his or her status as an employee, member of the Board, or service provider.

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5.	Stock Options.

Stock Options may be granted alone, in addition to, or in tandem with other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Stock Options may be issued with or without Stock Appreciation Rights.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)                 Exercise Price. Except as provided in Section 5(i), the exercise price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of the Stock on the date of grant.

(b)                 Stock Option Term. Except as provided in Section 5(i) hereof, the term of each Stock Option shall be fixed by the Committee.

(c)                 Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that, except as provided in Sections 5(f), (g), and (h) and Section 11, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the Stock Option. If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine, in its sole discretion.

(d)                 Method of Exercise. Subject to Section 5(c), Stock Options may be exercised in whole or in part at any time during the Stock Option period. Payment of the exercise price may be made by one of the following methods (as approved by the Board or the Committee): (i) by cash, certified or cashier’s check, note, bank draft, money order; (ii) by delivery of Stock owned by the Participant for the requisite period prior to the exercise of the Stock Option necessary to avoid a charge to the Company’s earnings for financial reporting purposes (based on the Fair Market Value of the Stock on the date the Stock Option is exercised, as determined by the Committee), provided that the Committee may require the Participant to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the Company incurring any liability under Section 16(b) of the Exchange Act; or (iii) by any other instrument or method as the Board or the Committee may accept including, but not limited to, (A) a “net” exercise pursuant to which the Company will reduce the number of shares of Stock delivered upon exercise of the Stock Option by an amount equal to the largest number of whole shares of Stock with a Fair Market Value that does not exceed the aggregate exercise price of the Stock Option plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise, and (B) a “cashless” exercise sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable instructions (I) to a brokerage firm approved by the Board or the Committee to effect the immediate sale of the Stock subject to the Stock Options and remit to the Company out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the Stock Options plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (II) to the Company to deliver the certificates for the purchased shares of Stock directly to such brokerage firm in order to complete the sale.

(e)                 Nontransferability of Stock Options. Subject to Section 5(i) hereof, unless otherwise provided in the related Award Agreement, no Stock Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable during the Participant’s lifetime only by the Participant.

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(f)                 Termination by Death. Subject to Section 5(i), if a Participant’s employment by the Company or any Subsidiary, Parent or Affiliate terminates by reason of death, any Stock Option held by such Participant may thereafter be exercised, to the extent such Stock Option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), by the legal representative of the Participant’s estate or by any person who acquired the Stock Option by will or the laws of descent and distribution, for a period of one (1) year (or such other period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(g)                Termination by Reason of Disability. Subject to Section 5(i), if a Participant’s employment by the Company or any Subsidiary, Parent, or Affiliate terminates by reason of Disability, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), until the expiration of the stated term of such Stock Option (unless otherwise specified by the Committee at the time of grant); provided, however, that, if the Participant dies prior to such expiration (or within such other period as the Committee shall specify at grant), any unexercised Stock Option held by such Participant shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(h)                Other Termination of Employment. Subject to Section 5(i), unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or after grant, if a Participant’s employment by the Company or any Subsidiary, Parent, or Affiliate terminates for any reason other than death or Disability, the Stock Option shall be exercisable, to the extent otherwise then exercisable, for the lesser of three (3) months from the date of termination of employment or the balance of such Stock Option’s term. Notwithstanding the foregoing, if a Participant’s employment by the Company or any Subsidiary, Parent, or Affiliate terminates for Cause or the Participant voluntarily terminate employment within ninety (90) days after the occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause (without regard to any notice or cure period requirement), any Stock Option held by the Participant at the time of such termination shall be deemed forfeited and expired immediately upon the date of such termination, regardless of vested status.

(i)                 Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under such Section 422. To the extent required for “incentive stock option” status under Section 422 of the Code (taking into account applicable Internal Revenue Service regulations and pronouncements and court decisions), the Plan shall be deemed to provide as follows:

(i)                  Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

(ii)                 The exercise price of any Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock as of the date of grant (one hundred ten percent (110%) for a Participant who owns stock possessing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a Parent or Subsidiary).

(iii)                The maximum term of exercise for any Incentive Stock Option shall not exceed ten (10) years (five (5) years in the case of a Participant who owns stock possessing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a Parent or Subsidiary).

(iv)                Incentive Stock Options shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.

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(v)              If a Participant’s employment is terminated by reason of death or Disability and the portion of any Incentive Stock Option that becomes exercisable during the post-termination period specified in Section 5(f) or (g) hereof exceeds the $100,000 limitation contained in Section 422(d) of the Code, such excess shall be treated as a Nonqualified Stock Option.

(vi)              If the exercise of an Incentive Stock Option is accelerated by reason of a Change in Control, any portion of such option that exceeds the $100,000 limitation contained in Section 422(d) of the Code shall be treated as a Nonqualified Stock Option.

(vii)             Stock Options designated as Incentive Stock Options will not be eligible for treatment under the Code as “incentive stock options” and will instead be treated as Nonqualified Stock Options if the aggregate Fair Market Value of the shares of Stock (determined at the time such Incentive Stock Option is granted) with respect to such Stock Options that are exercisable for the first time in any calendar year (under all incentive stock option plans of the Company) exceeds the $100,000 limitation contained in Section 422(d) of the Code.

(j)             No Tandem Stock Options. Stock Options consisting of both an Incentive Stock Option and a Nonqualified Stock Option shall not be granted under the Plan.

6.	Stock Appreciation Rights.

(a)                 Grant and Exercise. Stock Appreciation Rights may be granted either alone (“Freestanding SAR”) or in addition to other Awards granted under the Plan and may, but need not, relate to all or part of any Stock Option granted under the Plan (“Tandem SAR”). In the case of a Nonqualified Stock Option, a Tandem SAR may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, a Tandem SAR may be granted only at the time of the grant of such Stock Option. A Tandem SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, subject to such provisions as the Committee may specify at grant where a Tandem SAR is granted with respect to less than the full number of shares covered by a related Stock Option. Stock Options relating to exercised Tandem SARs shall no longer be exercisable to the extent that the related Tandem SARs have been exercised. A Stock Appreciation Right may be exercised, subject to Section 6(b), in accordance with the procedures established by the Committee for such purpose and as set forth in the related Award Agreement. Upon such exercise, the Participant shall be entitled to receive an amount determined in the manner prescribed in Section 6(b).

(b)                Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(i)	The exercise price of a Tandem SAR shall be the exercise price of the related Stock Option. The exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant of the Freestanding SAR.

(ii)	Stock Appreciation Rights shall be exercisable only at such time or times and to the extent provided in the related Award Agreement; provided, however, that the exercise provisions of an SAR granted in tandem with an Incentive Stock Option shall be the same as the related Option.

(iii)	Upon the exercise of a Stock Appreciation Right, the holder shall be entitled to receive an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock on the date of exercise, over the exercise price per share specified in the related Award Agreement multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. When payment is to be made in Stock, the number of shares to be paid shall be calculated on the basis of the Fair Market Value of the Stock on the date of exercise.

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(iv)	Unless otherwise provided in the related Award Agreement, Stock Appreciation Rights shall not be transferable except under the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

(v)	Upon the exercise of a Stock Appreciation Right, any related Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan.

7.	Restricted Stock Awards.

(a)                 Grants. The Committee may grant Restricted Stock Awards in such number as it may determine to a Participants whom the Committee may select in its sole discretion; provided, however, such grants shall be subject to any maximum aggregate number of Awards in general and shares of Restricted Stock in particular established by the Committee for grants under the Plan. A Restricted Stock Award is a grant of shares of Stock subject to those conditions, if any, set forth in the Plan and the Award Agreement.

(b)                 Restricted Period. The Committee may, from time to time, establish any condition or conditions on which the Restricted Stock Award will vest and no longer be subject to forfeiture. Such conditions may include, without limitation, continued employment and/or service by the Participant for the Restricted Period specified in the Award Agreement.

(c)                 Restrictions and Forfeiture. Except as otherwise provided in the Plan or the applicable Award Agreement, the Restricted Stock shall be subject to the following restrictions until the expiration or termination of the Restricted Period:

(i)	a Participant shall not be entitled to delivery of a certificate evidencing the shares of Restricted Stock until the end of the Restricted Period and the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock; and

(ii)	none of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, and until the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock. Upon the forfeiture of any Restricted Stock, such forfeited shares shall be transferred to the Company without further acts by the Participant.

(d)	Issuance of Stock and Stock Certificate(s).

(i)	Issuance. As soon as practicable after the date of grant of a Restricted Stock Award, the Company shall cause to be issued in the name of the Participant (and held by the Company, if applicable, under this Section such number of shares of Stock as constitutes the Restricted Stock awarded under the Restricted Stock Award. Each such issuance shall be subject throughout the Restricted Period to the terms, conditions and restrictions contained in the Plan and/or the Award Agreement.

(ii)	Custody and Registration. Any issuance of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a Stock certificate or certificates. In the event any Stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(e)                 Shareholder Rights. Following registration in the Participant’s name, during the Restricted Period, the Participant shall have the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares of Stock covered by the Restricted Stock Award, including, but not limited to, the right to vote such shares, subject to the restrictions and forfeitures set forth herein. Notwithstanding the foregoing, all cash dividends and distributions with respect to the shares of Stock covered by the Restricted Stock Award that remain subject to restrictions shall accrue and be paid when the restrictions lapse.

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(f)                  Delivery of Shares. Upon the expiration (without a forfeiture) of the Restricted Period or at such earlier time as provided under the Plan, all shares of Restricted Stock shall be released from all restrictions and forfeiture provisions hereunder, any similar restrictions and forfeiture provisions under the Award Agreement applicable to such shares and all other restrictions and forfeiture provisions of the Plan or such Award Agreement. No payment will be required from the Participant upon the delivery of any shares of Restricted Stock, except that any amount necessary to satisfy applicable Federal, state or local tax requirements shall be paid by the Participant in accordance with the requirements of the Plan.

8.	Restricted Stock Unit Awards.

(a)                  Grants. The Committee may grant Restricted Stock Unit Awards to such Participants as the Committee may select in its sole discretion; provided, however, such grants shall be subject to any maximum aggregate number of Awards in general and Restricted Stock Unit Awards in particular established by the Committee for grants under the Plan.

(b)                 Vesting of Restricted Stock Unit Awards. Restricted Stock Units shall become vested as set forth in the applicable Award Agreement unless otherwise described in the Plan.

(c)                  Settlement of Restricted Stock Unit Awards. Upon vesting of a Restricted Stock Unit Award, the recipient shall receive the number of shares of Stock (which may be Restricted Stock) specified in the Restricted Stock Unit Award, an amount payable in cash determined by multiplying the number of Restricted Stock Units by the Fair Market Value of one share of Stock as of the vesting date, or a combination thereof, as specified by the Committee in the Award Agreement.

(d)                 Time of Payment/Issuance of Shares. Amounts payable and/or shares to be issued in connection with a Restricted Stock Unit shall be paid and/or issued to the recipient, as determined by the Committee and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Committee but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which a restriction lapses or a vesting condition is met.

9.	Performance Awards.

(a)                  General. An Award described in Section 7 or 8 may take the form of a Performance Shares or Performance Units to the extent that the Committee makes it subject to the achievement of one or more Performance Goals during one or more performance periods, as described in this Section 9.

(b)                 Award Agreements.

(i)	Terms of Performance Awards. Prior to or as soon as administratively feasible after the first day of each Performance Period, the Committee shall establish in writing the terms of the Performance Shares or Performance Units, including, without limitation, the applicable Performance Goals, the performance levels for the first Performance Period, the nature of the Award (e.g., Performance Shares, Performance Units, or a combination thereof), and the Performance Period(s). Thereafter, the Committee shall establish the applicable Performance Goals for each of the subsequent Performance Periods prior to, or as soon as practicable after the beginning of, each such Performance Period. The terms of the Award established by the Committee pursuant to this Section shall in each case be subject to adjustment as determined by the Committee in its discretion as a result of changes in accounting principles and other significant extraordinary items or events.

(ii)	Issuance of Award Agreements for Performance Awards. An Award Agreement shall be provided to each person to whom an Award of Performance Shares or Performance Units is granted as promptly as practicable after such grant. After the Committee establishes the Performance Goals and performance levels applicable to a Performance Period, the Company will notify the recipient in writing of such Performance Goals and levels.

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(c)                Determination of Performance Goal Achievement and Settlement of Performance Awards. As soon as administratively feasible after the end of each Performance Period, the Committee shall determine whether the Performance Goals have been achieved for such Performance Period, and the level of such achievement. Upon such determination, the Participant will have credited to his or her account a number of Performance Shares and/or Performance Units for such Performance Period based on the Committee’s determination of Performance Goal and level achievement as set forth in the Award Agreement. Any Performance Shares and/or Performance Units credited in accordance with this Section 9 shall remain subject to restrictions until the end of the Performance Period (or as otherwise described in the Award Agreement), unless the lapse of such restrictions is accelerated as set forth in the Award Agreement or in Section 11. At the end of such period, any Performance Units credited to the recipient’s account will be settled in shares of common stock, cash or a combination thereof, as determined by the Committee and as set forth in the Award Agreement.

(d)               Continued Eligibility for and Forfeiture of Performance Awards. Except as provided in Section 11, an Award Agreement, or an agreement with the Company, a Parent, a Subsidiary or an Affiliate providing for severance benefits, each Participant who receives an Award of Performance Shares or Performance Units must remain continuously employed by, or in the service of (as applicable), the Company, Parent, Subsidiary or Affiliate from the date he or she receives such Award until the last day of the Performance Period (or such other period set forth in the Award Agreement).

10.	Other Stock-Based Awards.

(a)                 Administration. Other Awards of Stock or that are valued in whole or in part by reference to, or are otherwise based on, Stock (“Other Stock-Based Awards”), including, without limitation, deferred stock, bonus stock, convertible preferred stock, convertible debentures, or exchangeable securities, may be granted either alone or in addition to or in tandem with Stock Options or Stock Appreciation Rights granted under the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Stock upon the completion of a specified performance period.

The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

(b)                Terms and Conditions. Unless otherwise provided in the related Award Agreement, Stock subject to Awards made under this Section 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the Stock is issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

The Participant shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

Any Award under this Section 10 and any Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

In the event of the Participant’s retirement, Disability, or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations imposed with respect to any or all of an Award under this Section 10.

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Each Award under this Section 10 shall be confirmed by, and subject to the terms of, an Award Agreement or other instrument entered into by the Company and the Participant.

Stock (including securities convertible into Stock) issued on a bonus basis under this Section 10 may be issued for no cash consideration. The purchase price of any Stock (including securities convertible into Stock) subject to a purchase right awarded under this Section 10 shall be at least 85% of the Fair Market Value of the Stock on the date of grant.

11.	Change in Control Provisions.

(a)             Impact of Event. Any Award granted under the Plan shall become fully exercisable and vested in the event of a termination of employment in connection with a “Change in Control.” A termination of employment in connection with a Change in Control is a termination of employment (without Cause by the Company or for Good Reason by the Participant) within twenty four (24) months following a Change in Control where the Plan is assumed by the successor corporation or the Company is the surviving entity and the Plan continues. In the event of a Change in Control where the Plan is not assumed by the successor corporation, any Award granted under the Plan shall become fully exercisable and vested as of the time of the Change in Control, except to the extent of any waiver by the Participant.

(b)            Definition of “Change in Control.” For purposes of Section 11(a), a “Change in Control” means the happening of any of the following:

(i)             A majority of the directors of the Company shall be persons other than persons

  (A)       For whose election proxies shall have been solicited by the Board, or

  (B)       Who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships,

(ii)           30% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act or any successor rule thereto) by any person (other than the Company or a subsidiary of the Company) or group of persons acting in concert (other than the acquisition and beneficial ownership by a parent corporation or its wholly-owned subsidiaries, as long as they remain wholly-owned subsidiaries, of 100% of the outstanding voting stock of the Company as a result of a merger which complies with paragraph (iii)(A)(2) hereof in all respects), or

(iii)         The consummation of:

(A)               A merger or consolidation of the Company with or into another corporation other than

    (1)                a merger or consolidation with a subsidiary of the Company or

    (2)                a merger in which

     (a)            the Company is the surviving corporation,

     (b)            no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property (except (i) voting stock of a parent corporation owning directly, or indirectly through wholly owned subsidiaries, both beneficially and of record 100% of the voting stock of the Company immediately after the merger and (ii) cash upon the exercise by holders of voting stock of the Company of statutory dissenters’ rights),

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     (c)            the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of the Company immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 70% of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving corporation or its parent corporation, and

     (d)            if voting stock of the parent corporation is exchanged for voting stock of the Company in the merger, all holders of any class or series of voting stock of the Company immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their voting stock of the Company as all other holders of such class or series,

(B)               An exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for cash, securities, or other property,

(C)               The sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions), or

(D)               The liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because a person acquired beneficial ownership of more than the permitted amount of the then outstanding shares or voting stock as a result of the acquisition of shares Stock or voting stock by the Company which, by reducing the number of shares of Stock or voting stock then outstanding, increases the proportional number of shares beneficially owned by the person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares or voting stock by the Company, and after such share acquisition by the Company, the person becomes the beneficial owner of any additional shares of Stock voting stock which increases the percentage of the then outstanding shares of Stock or voting stock beneficially owned by the person, then a Change of Control will occur.

In addition, a transaction is only a Change in Control if it qualifies as a Change in Control for purposes of Section 409A of the Code.

12.	Amendments and Termination.

The Board may amend, alter, discontinue, or terminate the Plan, or any portion thereof, but no amendment, alteration, or discontinuation shall be made which would impair the vested rights of a Participant under any Award theretofore granted without the Participant’s consent or which, without the approval of the Company’s shareholders, would:

(a)                 except as expressly provided in the Plan, increase the total number of shares reserved for the purpose of the Plan;

(b)                 authorize an increase in the total number of shares reserved for issuance upon exercise of Incentive Stock Options;

(c)                 decrease the exercise price of any Stock Option to less than one hundred percent (100%) of the Fair Market Value on the date of grant;

(d)                 change the class of Participants eligible to participate in the Plan;

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(e)                 extend the maximum exercise period under Section 5(i) of the Plan; or

(f)                 extend the term of the Plan under Section 16.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the vested rights of any holder without the holder’s consent. The Committee may not substitute new Stock Options for previously granted Stock Options (on a one-for-one or other basis), including previously granted Stock Options having higher exercise prices or take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the shares of stock are listed or quoted, without the requisite prior affirmative approval of the Company’s shareholders.

Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

13.	Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

14.	General Provisions.

(a)                 The Committee may require each person purchasing shares pursuant to a Stock Option or receiving shares pursuant to any other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any over-the-counter market on which the Stock is quoted, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b)                The Committee may at any time offer to buy out for a payment in cash or Stock an Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

(c)                 Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(d)                 Neither the adoption of the Plan nor the grant of any Award hereunder shall confer upon any employee of the Company or any Subsidiary, Parent, or Affiliate any right to continued employment or service with the Company or a Subsidiary, Parent, or Affiliate, as the case may be, or interfere in any way with the right of the Company or a Subsidiary, Parent, or Affiliate to terminate the employment of any of its employees at any time or to discontinue the receipt of service by non-employees.

(e)                 No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Subsidiary, Parent, or Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. If so provided in the related Award Agreement, a Participant may authorize the withholding of shares of Stock otherwise deliverable upon exercise of a Stock Option or the grant or vesting of an Award to satisfy any tax obligations arising from such exercise, grant, or vesting.

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(f)                The actual or deemed reinvestment of dividends or dividend equivalents in additional Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Plan Awards). Notwithstanding any provision of this Plan to the contrary, dividends and dividend equivalents on Awards shall accrue and only be paid to the extent that the Award becomes vested.

(g)                 To the extent that federal laws (such as the Code, the Exchange Act, or the Employee Retirement Income Security Act of 1974) do not otherwise control, the Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Minnesota.

(h)                 Unless otherwise provided in the related Award Agreement, no rights granted hereunder may be assigned, transferred, pledged, or hypothecated, other than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation, or other disposition or levy of attachment or similar process upon any such right by means other than conveyance through will or the laws of descent and distribution will be null and void without effect. Only the Participant may exercise awards during the Participant’s lifetime.

(i)                 If any term, provision, or portion of the Plan or any Award granted hereunder shall be deemed unenforceable or in violation of applicable law, such term, provision, or portion of the Plan or the Award shall be deemed severable from all other terms, provisions, or portions of the Plan or the Award or any other Awards granted hereunder, which shall otherwise continue in full force and effect.

15.	Effective Date of Plan.

The Plan shall be effective upon its adoption by the Board as of January 6, 2023, subject to the approval of the Plan by the Company’s shareholders at the annual meeting of shareholders next following such date (the date of such meeting and approval, the “Effective Date”). Any grants made under the Plan prior to the Effective Date shall be effective when made (unless otherwise specified by the Committee at the time of grant), but shall be conditioned on, and subject to, approval of the Plan by the Company’s shareholders.

16.	Term of Plan.

No Award shall be granted under the Plan on or after the earlier of: (a) the tenth (10th) anniversary of the Effective Date or (b) the date on which all of the Stock reserved under Section 3 of the Plan has been issued or is no longer available for use under the Plan.

No Incentive Stock Option shall be granted pursuant to the Plan on or after the term of the Plan, but Incentive Stock Options granted prior to the term may extend beyond that date. All other Awards may be granted at any time and for any period unless otherwise provided by the Plan.

17.	Forfeiture and Recoupment.

(a)                 Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award, including any payment or Stock received upon exercise or in satisfaction of the Award under the Plan shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time. Such events shall include, but shall not be limited to, failure to accept the terms of the Award Agreement, termination of service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreement that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company or any Subsidiary, Parent or Affiliate, including facts and circumstances discovered after termination of service.

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(b)                 The Company shall require the Chief Executive Officer and Chief Financial Officer of the Company to disgorge bonuses, other incentive- or equity-based compensation, and profits on the sale of Stock received within the 12-month period following the public release of financial information if there is a restatement of such financial information because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The operation of this subsection (b) shall be in accordance with the provisions of Section 302 of Sarbanes-Oxley Act and any applicable guidance.

(c)                The Company shall require each current and former executive officer to disgorge bonuses, other incentive- or equity-based compensation received within 36-month period prior to the public release of the restatement of financial information due to material noncompliance with the financial reporting requirements under the federal securities laws. The amount to be recovered shall be the percentage of incentive compensation, including equity awards, in excess of what would have been paid without the restated results. The operation of this subsection (c) shall be in accordance with the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable guidance.

(d)                 The Committee shall determine, as late as the time of the recoupment, regardless of whether such method is stated in the Award Agreement, whether the Company shall effect any such recoupment: (i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices; (iv) by a holdback or escrow (before or after taxation) of part or all of the Stock, payment or property received upon exercise or satisfaction of the Award; or (v) by any combination of the foregoing.

_________________________________________________

Board Approved:                                January 6, 2023

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CLEARFIELD
CLEARFIELD, INC.
7050 WINNETKA AVE N.
SUITE 100
BROOKLYN PARK, MN 55428

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 22, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CLFD2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 22, 2023. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94553-P83590 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEARFIELD, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Cheryl Beranek	☐	☐	☐
1b. Ronald G. Roth	☐	☐	☐
1c. Patrick Goepel	☐	☐	☐
1d. Roger Harding	☐	☐	☐
1e. Charles N. Hayssen	☐	☐	☐
1f. Donald R. Hayward	☐	☐	☐
1g. Walter L. Jones, Jr.	☐	☐	☐
1h. Carol A. Wirsbinski	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:	For	Against	Abstain
2. Approve, on a non-binding advisory basis, the compensation paid to named executive officers.	☐	☐	☐

The Board of Directors recommends you vote for "1 YEAR" on proposal 3:	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes to approve our named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5:	For	Against	Abstain
4. Approve the Clearfield, Inc. 2022 Stock Compensation Plan.	☐	☐	☐
5. Ratify the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for Clearfield, Inc. for the fiscal year ending September 30, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D94554-P83590

CLEARFIELD, INC.
Annual Meeting of Shareholders
February 23, 2023 2:00 PM CT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Cheryl Beranek and Daniel R. Herzog, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of common stock of CLEARFIELD, INC. held of record by the shareholder(s) on December 28, 2022 and that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM CT, on February 23, 2023, virtually at www.virtualshareholdermeeting.com/CLFD2023, and any adjournment or postponement thereof, hereby revoking all former proxies.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side